                               STOCK AND PARTNERSHIP INTEREST

                                     PURCHASE AGREEMENT

         This Purchase Agreement ("Agreement") is made as of August 11, 1997, by AMBI INC., a New York corporation ("Buyer" or "AMBI"), HERBERT AND DONNA BOYNTON, individuals resident in San Diego County, California (collectively "Boynton" or "Selene Shareholders"), JAMES BIE, Individually and as Trustee of The BIE FAMILY TRUST ("Bie" or "JBE Shareholders"), THE INDIVIDUALS NAMED AS LIMITED PARTNERS AT THE FOOT OF THIS AGREEMENT (collectively, the "Individual Limited Partners"), SELENE SYSTEMS, INC., a California corporation ("Selene"), J. BIE ENTERPRISES, INC., a California corporation ("JBE"), and NUTRITION 21, a California Limited Partnership, including its predecessors in interest and subsidiaries ("N21"). Boynton, Bie and the Individual Limited Partners are collectively referred to herein as "Sellers" or "Partners." Selene and JBE are for convenience also referred to as "Sellers" notwithstanding that they are not selling any interests hereunder. The Individual Limited Partners and JBE together constitute all of the limited partners of N21 (the "Limited Partners"). Selene is the sole general partner of N21. The Limited Partners and Selene together constitute all of the partners in N21.

                                   RECITALS

         Sellers other than Selene and JBE desire to sell, and Buyer desires to purchase, all of the partnership interests in N21, and all of the shares of capital stock of Selene and JBE, all for the consideration and on the terms set forth in this Agreement.

                                  AGREEMENT

     The parties, incorporating the above introduction and recitals, and intending to be legally bound, agree as follows:

1.   DEFINITIONS

              For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

     1.1. "Acquired Companies" -- N21, Selene, JBE and predecessors in interest, collectively.

     1.2.     "Adjustment Amount" -- as defined in Section 2.6.

     1.3.     "Affiliate" --- as defined in Section 3.12.

     1.4. "Applicable Contract" -- any Contract (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is or may become bound.

     1.5.     "Balance Sheet" --- as defined in Section 3.4.

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     1.6.     "Best Efforts" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

     1.7. "Breach" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any material inaccuracy in or material breach of', or any material failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

     1.8.     "Buyer" -- as defined in the first paragraph of this Agreement.

     1.9.     "Buyer's Reports" --- as defined in Section 7.3 of this Agreement.

     1.10.    "Closing" -- as defined in Section 2.3.

     1.11. "Closing Date" -- the date and time as of which the Closing actually takes place.

     1.12.    "Closing Date Balance Sheet" shall have the meaning set forth in
              Section 2.6

     1.13.    "Closing Net Book Value" -as defined in Section 2.6.

     1.14.    "Common Stock" --- as defined in Section 2.2(a).

     1.15. "Contemplated Transactions" -- all of the transactions contemplated by this Agreement, including:

         (a) the sale of all of the issued and outstanding shares of capital stock in Selene by Boynton to Buyer;

         (b) sale of all of the issued and outstanding shares of capital stock in JBE by Bie to Buyer;

         (c) the sale by all of the Individual Limited Partners to Buyer of all of the outstanding limited partnership interests in N21 held by the Individual Limited Partners;

         (d) the execution, delivery, and performance of the Seller's Releases, filings and certificates required herein;


         (e) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and

         (f) Buyer's acquisition and ownership of the Selene and JBE shares, the limited partnership interests of the Individual Limited Partners in N21.

     1.16. "Contract" -- any material agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

     1.17. "Control" -- means the power to direct the business and policies of that corporation or other Person.

     1.18.    "Damages" ---as defined in Section 13.

     1.19. "Disclosure Letter" -- the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement, and attached hereto as Exhibit 1.2.

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     1.20.    "Encumbrance" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     1.21. "Environment" -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life. and any other environmental medium or natural resource.

     1.22. "Environmental, Health, and Safety Liabilities" -- any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

         (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

         (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial. or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

         (c)  financial responsibility under Environmental Law or Occupational

              Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

         (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

         The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.
         Section 9601 et seq., as amended ("CERCLA"').

     1.23. "Environmental Law" -- any Legal Requirement that requires or relates to:

         (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities such as resource extraction or construction, that could have significant impact on the Environment;

         (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

         (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

         (d)  protecting resources, species, or, ecological amenities;

         (e) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

         (f) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such cleanup or prevention; or

         (g) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

     1.24.    "ERISA" -- the Employee Retirement Income Security Act of 1974 or

              any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     1.25.    [omitted]

     1.26.    [omitted]

     1.27.    [omitted]

     1.28. "Facilities" -- any real property, leaseholds, or other interests currently or formerly operated by any Acquired Company and any buildings, plants, structures, or equipment currently or formerly operated by any Acquired Company.

     1.29.    "FTC" - the U.S. Federal Trade Commission.

     1.30. "FTC Decree" - the Complain, and Decision and Order entered into by the FTC, N21, Boynton and Selene dated July 18, 1997.

     1.31. "GAAP" -- generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(b) were prepared.

     1.32. "Governmental Authorization" -- any approval, consent, license, permit, waiver, or other authorization issued, granted or given by or under the authority of any Governmental Body or pursuant to any legal Requirement.

     1.33.    "Governmental Body" -- any:

         (a) nation, state, county. city, town, village. district, or other jurisdiction of any nature;

         (b)  federal, state, local, municipal or other government;

         (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

         (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     1.34. "Hazardous Activity" -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use, including any withdrawal or other use of groundwater, of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that poses an unreasonable risk of harm to persons or property on or off the Facilities.

     1.35. "Hazardous Materials" -- any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos containing materials in an amount sufficient to cause a significant risk to health, safety or the environment.

     1.36.    "Intellectual Property Assets" -- as defined in Sections 3, 4 and
              5.

     1.37.    [omitted]

     1.38. "IRC" -- the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

     1.39. "IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     1.40.    "Knowledge" --

         (a) an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

              (i) such individual is actually aware of such fact or other matter; or

             (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

         (b) A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

         (c) Notwithstanding any other provision, a Limited Partner will be deemed to have knowledge only of a fact or matter described in 1.40(a) (i).

     1.41. "Legal Requirement" -- any applicable federal, state, local or other administrative order, constitution, law, ordinance, regulation or statute.


     1.42. "Letter " -- that Letter between Buyer and Sellers dated June 1997 regarding the transactions contemplated herein.

     1.43. "Net Sales" --- total sums invoiced by Buyer or its affiliates for sales of N21 Products to unaffiliated third parties minus any: (i) sales, excise or value added taxes, customs duties, or other charges levied by any government on sales, which are separately billed to Buyer's customers; (ii) shipping, delivery, transportation, packing and insurance charges, which are separately billed to Buyer's customers; and (iii) refunds, credits, allowances, rebates, discounts, price adjustments, recalls, rejections or returns.

     1.44. "N21 Products" --: (a) any product marketed actively by N21 as of the Closing Date; (b) chromium picolinate and any product containing chromium picolinate; (c) any product covered by a patent held by N21 as of the Closing Date; or (d) any product covered by a patent applied for by N21 as of the Closing Date.

     1.45. "Occupational Safety and Health Law" --- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any government mandated program designed to provide safe and healthful working conditions.

     1.46. "Order" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

     1.47. "Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if (a), (b) and (c) are all true, namely:

         (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

         (b) such action is not required to be authorized by the general partner or the board of directors of such Person (or by any Person or group of Persons exercising similar authority), and

         (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

     1.48.    "Organizational Documents" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

     1.49.    "Partners" -- as defined in the first paragraph of this Agreement.

     1.50. "Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     1.51.    "Plan" -- as defined in Section 3.13.

     1.52. "Proceeding" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     1.53.    "Related Person"

         (a)  -- with respect to a particular individual:

              (i)   each other member of such individual's Family;

              (ii) any Person who is directly or indirectly controlled by such individual or one or more members of such individual's Family; and

              (iii) any Person in which such individual or members of
                    such individual's Family hold (individually or in the aggregate) a Material Interest.

         (b)  -- with respect to a specified Person other than an individual:

              (i) any Person who directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

              (ii) any Person who holds a Material Interest in such specified Person;

              (iii) each Person who serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);


              (iv) any Person in which such specified Person holds a Material Interest;

              (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

              (vi)  any Related Person of any individual described in clause
                    (b) or (c).

         (c) For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual; and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

     1.54. "Release" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

     1.55. "Representative" -- with respect to a particular Person, any director, officer, employee, agent, consultant advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     1.56. "Securities Act" -- the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     1.57.    "Sellers" -- as defined in the first paragraph of this Agreement.

     1.58.    "Shares" - as defined in Section 2.2(a).

     1.59.    "Target Net Book Value" - as defined in Section 2.6.

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     1.60.    "Tax Return" -any return (including any information return), report statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any tax.


     1.61. "Threat of Release" -- a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

     1.62. "Threatened" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

     1.63.    "Weinstein Litigation" --- as defined in Section 2.5(b).

2.   CLOSING; CERTAIN PRE-CLOSING AND POST-CLOSING COVENANTS

     2.1. INTERESTS TRANSFERRED. Subject to the terms and conditions of this Agreement, at the Closing, Sellers will collectively sell and transfer to Buyer, and Buyer will purchase from Sellers, all of the issued and outstanding shares of stock in Selene, all of the issued and outstanding shares of stock in JBE and all of the limited partnership interests in N21 held by the Individual Limited Partners.

     2.2.     PURCHASE PRICE.

         (a) The purchase price (the "Purchase Price") for the interests transferred under the foregoing Section 2.1 will be $10,000,000 (the "Cash Purchase Price"), plus 500,000 restricted shares (the "Shares") of common stock of Buyer ("Common Stock"), plus the amount (if any) by which the Adjustment Amount (as defined in Section 2.6) is positive, minus the amount (if any) by which the Adjustment Amount is negative, plus the Contingent Future Payments (as defined in Section 2.7), plus the Royalties (as defined in Section 2.8). The allocation of the Purchase Price among the Sellers shall be as set forth in Exhibit 2.2. Buyer shall at the Closing pay the Cash Purchase Price to the Sellers (allocated among them as set forth in Exhibit 2.2).

     2.3.     CLOSING.

         (a) The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Oscar D. Folger, 521
      Fifth Avenue, New York, New York 10175 on August __, 1997 or, if later, within five business days following the date on which the last of the conditions to Closing set forth in this Agreement are satisfied or fulfilled or waived, or at such other time and place as Buyer and Boynton may agree.

         (b) Subject to the provisions of Section 12, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

     2.4.     CLOSING OBLIGATIONS.  At the Closing:


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         (a)  Boynton will deliver to Buyer:

              (i) certificates representing all of the issued and outstanding shares of capital stock of Selene, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;

              (ii) releases in the form of Exhibit 2.4(a)(ii) executed by Boynton (collectively, "Boynton Releases");

              (iii) a certificate executed by Boynton in the form of Exhibit
                    2.4(a)(iii) representing and warranting to Buyer that each of Boynton's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date giving full effect to any supplements to the Disclosure Letter delivered by Sellers to Buyer prior to the Closing Date in accordance with Section 8.5 ("Seller's Disclosure Letter");

              (iv)  [omitted];

              (v)   a non-compete agreement in the form of Exhibit 2.4(a)(v);
    and

              (vi) a recent certificate of good standing of Selene, certified resolutions of the Board of Directors of Selene with respect to the Contemplated Transactions in form reasonably satisfactory to counsel to Buyer, and resignations by all directors and officers of Selene and an instrument which elects designees of Buyer as the successor directors and officers of Selene.

         (b)  Bie will deliver to Buyer:

              (i) certificates representing all of the issued and outstanding shares of capital stock of JBE, duly endorsed, or accompanied by duly executed stock powers;

              (ii) releases in the form of Exhibit 2.4(b)(ii) executed by Bie ("Bie Releases");

              (iii) a certificate executed by Bie representing and warranting to
                    Buyer that each of Bie's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the
                    Closing Date as if made on the Closing Date, giving full effect to any supplements to the Disclosure Letter that were delivered by Sellers to Buyer prior to the Closing Date in accordance with Section 8.5, in the form of Exhibit
    2.4(b)(iii);

              (iv)  [omitted]; and

              (v) a recent certificate of good standing of JBE, certified resolutions of the Board of Directors of JBE with respect to the Contemplated Transactions in form reasonably satisfactory to counsel to Buyer, and resignations by all directors and officers of JBE and an instrument which elects designees of Buyer as the successor directors and officers of JBE.

         (c)  Each of the Individual Limited Partners shall deliver to Buyer:

              (i) an assignment in the form of Exhibit 2.4(c)(i) executed by the Individual Limited Partner transferring, assigning and forever releasing to Buyer his entire limited partnership interest in N21;

              (ii) releases in the form of Exhibit 2.4(c)(ii) executed by the Individual Limited Partner (collectively the "Limited Partners' Releases");

              (iii) a certificate executed by the Individual Limited Partner representing and warranting to Buyer that each of the Individual Limited Partners representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date, giving full effect to any supplements to the Disclosure Letter that were delivered by Sellers to Buyer prior to the Closing Date in accordance with Section 8.5, in the form of Exhibit 2.4(c)(iii); and

              (iv)  [omitted].

         (d)  Selene shall deliver to Buyer:

              (i) releases in the form of Exhibit 2.4(d)(i) executed by the President and Secretary of Selene;

              (ii)  a certificate executed by the President and Secretary of

                    Selene representing and warranting to Buyer that each of Selene's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing
    Date as if made on the Closing Date, giving full effect to any supplements to the Disclosure Letter that were delivered by Sellers to Buyer prior to the Closing Date in accordance with Section 8.5, in the form of Exhibit 2.4(d)(ii).

         (e)  JBE shall deliver to Buyer the following:

              (i) releases in the form of Exhibit 2.4(e)(i) executed by the President and Secretary of JBE;

              (ii) a certificate executed by the President and Secretary of JBE representing and warranting to Buyer that each of JBE's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date, giving full effect to any supplements to the Disclosure Letter that were delivered by Sellers to Buyer prior to the Closing Dale in accordance with Section 8.5, in the form of Exhibit 2.4(e)(ii).

         (f)  Buyer shall deliver to Sellers:

              (i) $10,000,000 by wire transfer to the accounts or checks payable to the persons set forth in Exhibit 2.2 or to Luce
    Forward as attorney on their behalf;

              (ii) certificates representing the Shares, allocated among the Sellers as set forth in Exhibit 2.2;

              (iii) a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date, giving full effect to any notices that were delivered by Buyer to Boynton prior to the Closing Date; and

              (iv)  [omitted].


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


         (g)  Boynton will cause N21 to deliver to Buyer:

              (i) all of N21's books and records, which books and records may be made available at the offices of N21; and


              (ii)  good standing certificates of N21

     2.5.     CERTAIN PRE-CLOSING COVENANTS.

         (a) Not less than 30 days prior to the Closing, N21 shall give to the FTC notice of the Contemplated Transactions.

         (b) Immediately prior to the Closing, N21 will cause the Weinstein Litigation to be settled exclusively by payments from N21's cash and inventory then on hand, it being understood that to the extent that the Weinstein Litigation is settled out of inventory, the resulting reduction in inventory and in Closing Book Value will reduce the Closing Book Value. In connection with such settlement, N21 shall use its best efforts to cause Weinstein Chemicals, Inc. to generally release N21 and its partners. The Weinstein Litigation means litigation between the N21 and Weinstein Chemicals, Inc.

         (c) Immediately prior to the Closing and after the settlement referred to in Section 2.5(b), N21 will distribute to the Partners the balance of N21's cash then on hand.

     2.6.     ADJUSTMENT AMOUNT.

         (a) On or prior to the 90th day after the Closing Date, Buyer shall deliver to Sellers a balance sheet for N21 as of the Closing Date (the "Closing Date Balance Sheet") prepared by Buyer in accordance with GAAP as consistently applied by N21 and audited by KPMG.

         (b) The amount, if any, by which the book value of N21 (exclusive of cash) as of the Closing (the "Closing Net Book Value") exceeds the Target Net Book Value is the positive Adjustment Amount. The amount if any by which the Closing Net Book Value is less than the Target Net Book Value is the negative Adjustment Amount. The term "Target Net Book Value" means $2,730,655, which is the book value of N21 reflected on the April 30, 1997 Balance Sheet.

         (c) If there is a dispute between Seller and Buyer as to the Closing Net Book Value, the dispute shall be submitted to the accounting firms of Ernst & Young LLP and KPMG, which shall review N21's books and records and make a final joint determination within 60 days. If such firms do not agree, the dispute shall be resolved as soon as possible by Price Waterhouse & Company.

         (d) A positive Adjustment Amount shall be paid by Buyer to Boynton for the benefit of the Sellers via wire-transfer within ten (10) days after the delivery of the Closing Date Balance Sheet to Boynton. A negative Adjustment Amount shall be paid by Boynton via wire-transfer within ten (10) days after the delivery to him of the Closing Date Balance Sheet.

     2.7.     CONTINGENT FUTURE PAYMENTS.


         (a) For each of the first four years after the Closing Date, Buyer will make a payment (a "Contingent Future Payment") to the Sellers (allocated among them as set forth in Exhibit 2.2) in an amount equal to such year's Relevant Fraction (as defined below), times $2,500,000.

         (b) If the quotient (the "Quotient") of (i) Net Sales from N21 products in such year, divided by (ii) $16.273 million, is at least equal to one, the Relevant Fraction for such year is the Quotient. If the Quotient is less than one, the Relevant Fraction for such year is the Quotient squared (the Quotient times the Quotient). There is no upper limit to this Contingent Future Payment.

         (c) By way of example, if the Quotient is 1.5 for any year, the Contingent Future Payment for such year is 1.5 times $2,500,000, or $3,750,000. If the Quotient is 0.9 for any year, the Contingent Future payment for such year is 0.9 times 0.9 times $2,500,000, or $2,025,000.

         (d) A "year" for the purpose of this Section is each of the successive 12-month periods beginning on the first day of the first month which begins after the Closing Date. The amounts owed to Sellers under this Section shall be paid by Buyer to Boynton on behalf of Sellers within thirty (30) days after the end of the year. Amounts paid after thirty (30) days will be subject to an interest charge of 10% per annum.

         (e) Buyer will use ordinary business practices in the conduct of its business in calculating Contingent Future Payments to N21. Buyer will not engage in a practice of "holding or deferring" net sales or "loading" net sales or other business practice for the purpose of avoiding a Contingent Future Payment.

         (f) Boynton or his representative will have the right at Boynton's expense reasonably to audit Buyer's accounts receivable and other customer records in respect of Buyer's obligations to make Contingent Future Payments.

         (g) KPMG Peat Marwick shall deliver to Sellers within sixty (60) days of the end of the year a certificate verifying the amount of Buyer's obligation pursuant to this Section 2.7.

     2.8.     ROYALTIES

         (a)  For the life of each N21 issued US patent (currently
              No. 5,087,623; No. 5,087,624; and No. 5,175,156; excluding
              No. RE 33,988) or of patents to be issued under applications pending at Closing whose claims cover uses for chromium picolinate ("N21 Chromium Picolinate Patent(s)"), Buyer will within 30 days after each calendar quarter make royalty payments to Boynton or his representative on behalf of Sellers in an amount equal to 5% of Net Sales during such quarter from N21 Products for uses which are recommended by Buyer in writing and which are covered by any such unexpired issued patent. An example of such recommendation is a reference by Buyer to such use in the advertising, labeling or other packaging material which is delivered to the end purchaser. Only one royalty will be paid for each product whether or not such product is covered by more than one patent. The following are examples of the application of this Section. If Buyer sells chromium picolinate as a raw material without recommendation of a use covered by any such issued patent, no royalty is due. If Buyer sells a finished product and includes a recommendation in writing that the finished product be used for a use covered by any N21 Chromium Picolinate Patent(s), a royalty is due on such sales by Buyer.

         (b) For the life of each N21 issued US patent whose claims cover uses for products other than for chromium picolinate ("Other N21 Products") or of patents to be issued under applications pending at Closing whose claims cover uses of such Other N21 Products ("N21 Non-Chromium Picolinate Patent(s)"), Buyer will within 30 days after each calendar quarter make royalty payments to Boynton on behalf of Sellers in an amount equal to 2.5% of Net Sales during such quarter from Other N21 Products for uses which are recommended by Buyer in writing and which are covered by any such unexpired issued patent. If such Net Sales under N21 Non-Chromium Picolinate Patent(s) for such Other N21 Products exceed $20 million by any amount during any four consecutive calendar quarters that fall within the life of the US N21 Non-Chromium Picolinate Patent(s), the royalty payments to N21 on the portion of such Net Sales from Other N21 Products during such period which exceeds $20 million will be increased to 5%, while the royalty payments on the first $20 million of such Net Sales from Other N21 Products during such period shall at all times remain 2.5%. Only one royalty will be paid for each Product whether or not such Product is covered by more than one patent. The following are examples of the application of this Section. If Buyer sells Other N21 Products as a raw material without recommendation of a use covered by any such issued patent, no royalty is due. If Buyer sells finished product and includes a recommendation in writing that the finished product be used for a use covered by any N21 Non- Chromium Picolinate Patent(s), a royalty is due on such sales by Buyer.


         (c) In the event any N21 Chromium Picolinate Patent(s) or any N21 Non-Chromium Picolinate Patent(s) covering uses of N21 Products or Other N21 Products, as the case may be, are held invalid, or the claim(s) are transferred to another party by reason of a decision in a US Patent Interference Proceeding, no further royalty shall be due under any such Patent(s). If there is an infringement of any such Patent(s), and Buyer brings an infringement action against an infringer, then 50% of each dollar of the cost and expenses of bringing and maintaining the action shall be deductible from royalty payments due to Sellers. In the event that Buyer recovers damages either by court order or a settlement of the infringement, any such recoveries shall be shared equally by Buyer and Sellers until Sellers have been paid the royalties which the Sellers would have received were no deduction made from royalties under the preceding sentence.

         (d) Boynton or his representative will have the right at Boynton's expense reasonably to audit Buyer's accounts receivable and other customer records in respect of Buyer's obligations to make Royalty Payments.

         (e) KPMG Peat Marwick shall deliver to the Sellers within sixty (60) days after the end of the year a certificate verifying the amount of Buyer's obligation pursuant to this Section 2.8.

     2.9.     [omitted].

     2.10.    [omitted]

     2.11.    EMPLOYMENT AND CONSULTING MATTERS

         (a)  Effective at the Closing:

              (i) Buyer will offer at will employment at the annual salary set forth in Exhibit 2.11 to all persons who are employees of
    N21 immediately prior to the Closing ("N21 Employees"); and

              (ii) Buyer will grant to N21 Employees who accept such employment the stock options set forth opposite their names on Exhibit 2.11, which options in the aggregate cover 400,000 Shares.
    The option to each employee will vest in five equal installments on each of the first five anniversaries of the Closing so long as such employee's employment continues on such anniversary. The option exercise price will be the closing price per share of Buyer's common stock on NASDAQ on the last business day immediately preceding the Closing.

         (b) So long as they are employed by Buyer, Buyer will include the N21 Employees in all of Buyer's benefits programs, including health insurance, life insurance, and 401k and other plans, and the N21 Employees shall also be eligible for additional stock option awards. There will be no past service credit for vesting.

         (c) If prior to the first anniversary of the Closing Date, Buyer terminates the employment of an N21 Employee other than for cause, Buyer will in lieu of all other obligations and against a valid general release from such N21 Employee make a one-time payment to such N21 Employee equal to the gross amount of his or her annual salary for the period from such termination until the first anniversary of the Closing Date, less all applicable federal and state deductions. An N21 Employee who resigns voluntarily (other than by reason of his involuntary relocation) or who is terminated for cause is not eligible for any payment under the preceding sentence.

         (d) At the Closing, Buyer will enter into a consulting agreement with Boynton in the form of Exhibit 2.11(d).

     2.12. CERTAIN MATTERS RELATING TO THE SHARES AND BUYER SECURITIES; REGISTRATION RIGHTS.

         (a)  Each Seller represents and warrants to Buyer that:

              (i) The Shares which such Seller will acquire at the Closing will be acquired by such Seller for investment for its own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that it has no present intention of selling, granting participation in, or otherwise distributing the same, but subject nevertheless to any requirement of law that the disposition of its property shall at all times be within its control. By executing this Agreement, such Seller further represents that it does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participation to such person, or to any third person, with respect to any of the Shares.

              (ii) such Seller understands that the Shares have not been registered under the Securities Act on the grounds that the issuance provided for in this Agreement is exempt from
                    registration under the Securities Act, and that Buyer's reliance on such exemption is predicated in part on such Seller's representation set forth herein. Such Seller realizes that the basis for the exemption may not be present if, notwithstanding such representations, such Seller has in mind merely acquiring Shares for a fixed or determined period in the future, or for a market rise, or for sale if the market does not rise. such Seller does not have any such intention.

              (iii) such Seller represents that it is a sophisticated investor,

                    is able to fend for itself in the transactions contemplated by this Agreement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in light of the representations and warranties made by Seller under this Agreement, and has the ability to bear the economic risks of its investment.

              (iv) such Seller understands that the Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the Securities act, the Shares must be held indefinitely. Such Seller is aware that among the conditions for use of Rule 144 is the availability of current information to the public about Seller.

              (v) such Seller represents that, in the absence of an effective registration statement covering the Shares it will sell, transfer, or otherwise dispose of the Shares only in a manner consistent with its representations set forth herein and then only if it shall have received the favorable opinion of counsel to Seller to the effect that such sale or other transfer may be made in the absence of registration under the Act. Seller agrees that such opinion will not be unreasonably withheld or delayed.

              (vi) such Seller understands that each instrument representing the Shares will be endorsed with a legend substantially as follows: THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE "SECURITIES ACT"), OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHER WISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT SECURITIES ACT AND ANY APPLICABLE STATE LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

         (b)  Registration Rights.

              (i) Buyer will use commercially reasonable efforts to file, on or before the 30th day after the Closing, a registration statement on Form S-3 (the "Registration Statement") for the public sale by the Sellers of the Shares.

              (ii)  Buyer shall use its diligent efforts to cause the

    Registration Statement to become effective not later than 90 days after the date of filing, and to remain effective for two years. The registration shall be accompanied by blue sky clearances in such states as the Sellers may reasonably request.

              (iii) Buyer shall pay all expenses of the registration hereunder, other than the Sellers' legal fees and underwriting discounts.

              (iv) Buyer shall supply to the Sellers a reasonable number of copies of all registration materials and prospectuses. Buyer and the Sellers shall execute and deliver to each other indemnity agreements which are conventional in registered offerings of this type. The Sellers shall reasonably cooperate with Buyer in the preparation and filing of the Registration Statement and appropriate amendments thereto.

              (v)   Whether or not the Shares have been registered:

                  (A) No Seller who as of the Closing owns less than 5% of
                      the ownership interest in N21 ("Minority Sellers") shall sell or otherwise dispose of any Shares until the 90th day after the Closing;

                  (B) No Seller other than Boynton and the Minority Sellers
                      shall sell or otherwise dispose of any Shares until the 180th day after the Closing; and

                  (C) Boynton shall not sell or otherwise dispose of any of
                      his Shares until the 365th day after the Closing.

         (c) No Seller shall engage (or cause others to engage or permit N21 employees to engage) in the trading of securities of Buyer prior to the Closing.

         (d) Sellers acknowledge that they have been advised that after the Closing, Boynton, George McDowell, Mark McCarty, Bonuie Ricci, Debbie DiSpaltro, Diana Chubbic, Jeff Korber, Dr. Victor Moreno, and Richard Kaiser will be considered "insiders" according to relevant laws and regulations and will be required to comply with all applicable laws regulations regarding the trading of securities of Buyer.

     2.13. CERTAIN TAX MATTERS. For the purposes of this Section, "Sellers" means Boynton as to Selene, and Bie as to JBE.

         (a) Sellers represent that the two small business corporations, Selene Systems, Inc. and J. Bie Enterprises, each has a valid S corporation election in effect, has operated in accordance with the special tax requirements for S corporations, and has not terminated the election inadvertently or otherwise prior to the Closing Date. The Sellers represent that there is no written or other agreement to restrict the transferability of stock including any option or right of first refusal. Additionally, any corporate level tax, including but not limited to LIFO recapture, taxation of passive investment income, and tax imposed on built-in gains which has been required to be recognized has been properly reported under applicable tax laws during the appropriate tax period prior to the Closing Date. Likewise, Nutrition 21 has a valid partnership agreement in effect and has operated in accordance with the tax requirements for a limited partnership, specifically the treatment of separately stated items. Except as set forth in the N21 partnership agreement among Sellers, Sellers represent that there is no written or other agreement to restrict the transferability of partnership interests including any option or right of first refusal.

         (b) Upon the transfer of the shares of each S corporation to the Buyer, the S election will terminate, and as greater than 50% of the stock of the S Corporations will be transferred, the S Corporation books will be closed on that date. The Sellers shall be responsible for the preparation of the final S corporation short year tax returns of the two acquired S Corporations, provided the Buyer has the option to review the final short period returns prior to their filing, or alternatively the Sellers will reimburse the Buyer for the cost of the preparation of these returns. The preparation of the initial C corporation short year return for the two acquired former S corporations will be the responsibility of the Buyer. The Sellers will supply all the necessary books and records necessary for the completion of the returns, by dividing the tax year into two separate taxable years, the first ending on the day of the sale and the second one ending at the usual year-end. Requests for information will be handled as described in Section 14.4.

3. REPRESENTATIONS AND WARRANTIES OF N21, SELENE AND BOYNTON. Except as set forth in the Seller's Disclosure Letter, N21, Selene and Boynton jointly and severally represent and warrant to Buyer as follows:

     3.1.     ORGANIZATION AND GOOD STANDING OF N21.

         (a) Part 3.1 of the Disclosure Letter contains a complete and accurate list for N21 of its name, its jurisdiction of incorporation or organization, other jurisdictions in which it is authorized to do business, and its capitalization, including the identity of each member, partner or other person holding an interest in N21 and the number of specific interests held by each. N21 is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of California, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. N21 is duly qualified to do business as a foreign limited partnership and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

         (b) N21 has delivered to Buyer copies of the Organizational Documents of N21, as currently in effect.

     3.2.     AUTHORITY; NO CONFLICT.

         (a) This Agreement constitutes the legal, valid, and binding obligation of Sellers and N21, enforceable against Sellers and N21 in accordance with its terms. Upon the execution and delivery by Sellers of the documents required of them under Section 2.4 (collectively, the "Sellers' Closing Documents"), the Sellers' Closing Documents will constitute the legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, Sellers and N21 have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform their obligations under this Agreement and the Sellers' Closing Documents.

         (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly, with or without notice or lapse of time.

              (i) contravene, conflict with. or result in a violation of (A) any provision of the Organizational Documents of N21, or (B) any resolution, formal policy or other undertaking adopted by the partners or general partners of N21;

              (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which N21 or any Seller, or any of the assets owned or used by N21, may be subject;

              (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by N21 or that otherwise relates to the business of, or any of the assets owned or used by, N21;


              (iv) cause any of the assets owned by N21 to be reassessed or revalued by any taxing authority or other Governmental Body;

              (v) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel. terminate, or modify, any Applicable Contract; or

              (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by N21.

         (c) Except for a Notice to the FTC, neither any Seller nor N21 is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     3.3.     CAPITALIZATION; RELATED PARTIES

         (a) The authorized and outstanding equity securities or interests in N21 consist only of the general partnership interest of Selene, the limited partner interest of JBE and the limited partnership interests of the Individual Limited Partners. Sellers are, and will be on the Closing Date, the record and beneficial owners and holders of all such authorized and outstanding partnership interests, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing any such partnership interest or upon the books and records of N21. All of the outstanding equity securities and interests of N21 have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities, interests or other securities of N21. None of the outstanding equity securities or other securities of N21 was issued in violation of the Securities Act or any other Legal Requirement. N21 does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity, income, distribution profits or ownership interest in any other business.

         (b) N21 does not, directly or indirectly, own any share capital, bonds or other securities of, or have any proprietary interest in, any corporation, firm, partnership, joint venture, trust or other entity. The business carried on by N21 has not been conducted through any other direct or indirect subsidiary or affiliate of any partner or other affiliate of N21.

         (c)  Transactions with Certain Persons.

              (i) Except as set forth on N21's Disclosure Letter, during the past three years N21 has not, directly or indirectly, purchased, leased from others or otherwise acquired any property or obtained any services from, or sold, leased to others or otherwise disposed of any property or furnished any services to, or otherwise dealt with (except with respect to remuneration for services rendered as a director, officer or employee of N21), in the ordinary course of business or otherwise, (i) any partner of N21 (a "Partner") or (ii) any person, firm or corporation which, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with N21 or any Partner.

              (ii) N21 does not owe any amount to, or have any contract with or commitment to, any of its Partners, officers, employees or consultants (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such persons owes any amount to N21.

              (iii) No part of the property or assets of any Partner or any direct or indirect subsidiary or affiliate of any Partner is used by N21.

     3.4.     FINANCIAL STATEMENTS.

         (a) N21 has made available to Buyer: (a) unaudited balance sheets of N21 as at December 31 in each of the years since N21's organization through 1996, and the related unaudited statements of income for each of the fiscal years then ended, (b) an unaudited balance sheet of N21 (the " Balance Sheet") as at April 30, 1997 (the "Balance Sheet Date") and the related unaudited statements of income, changes in equity, and cash flow for the four months then ended, including the notes thereto.

         (b) Such financial statements and notes fairly present the financial condition and the results of operations of N21 as at the respective dates of and for the periods referred to in such financial statements; the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved.


         (c) The statements of earnings included in such financial statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and such interim financial statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation.

         (d) No financial statements of any Person other than N21 is required by GAAP to be included in the consolidated financial statements of N21.

     3.5. BOOKS AND RECORDS. The books of account, minute books, partnership records, ownership record books, and other records of N21, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices including the maintenance of an adequate system of internal controls.

     3.6.     TITLE TO PROPERTIES; ENCUMBRANCES.

         (a) Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by N21. Sellers have delivered to Buyer copies of the deeds and other instruments, as recorded, by which N21 acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Sellers or N21 and relating to such property or interests.

         (b) N21 owns, with good and marketable title, subject only to the matters permitted by the following sentence, all the properties and assets, whether real, personal, or mixed and whether tangible or intangible, that it purports to own or operate or which is reflected as owned in the books and records of N21, including all of the properties and assets reflected in the Balance Sheet and the Balance Sheet, and all of the properties and assets purchased or otherwise acquired by N21 since the date of the Balance Sheet, which subsequently purchased or acquired properties and assets, other than inventory and short-term investments, are listed in
              Part 3.6 of the Disclosure Letter.

         (c) All properties and assets reflected in the Balance Sheet and the Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights-of-way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets:

              (i) mortgages or security interests shown on the Balance Sheet or the Balance Sheet as securing specified liabilities or obligations, with respect to which no default, or event that, with notice or lapse of time or both, would constitute a default, exists,

              (ii)  mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Balance Sheet, such mortgages and security interests being limited to the property or assets so acquired, with respect to which no default, or event that, with notice or lapse of time or both, would constitute a default, exists,

              (iii) liens for current taxes not yet due, and

              (iv) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of N21, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

         (d) All of the properties and assets owned, leased or used by N21 are in good operating condition and repair, are suitable for the purposes used, are adequate and sufficient for all current operations of N21 and are directly related to the business of N21.

     3.7. ACCOUNTS RECEIVABLE. All receivables of N21 (including accounts receivable, loans receivable and advances) which are reflected in the Balance Sheet, and all such receivables which will have arisen since the date thereof, shall have arisen only from bona fide transactions in the ordinary course of N21's business and shall be collected (or have been) fully collected when due, or in the case of each account receivable within 90 days after it arose, without resort to litigation and without offset or counterclaim, in the aggregate face amounts thereof except to the extent of the normal allowance for doubtful accounts with respect to accounts receivable computed as a percentage of sales consistent with N21's prior practices as reflected on the Balance Sheet.

     3.8. INVENTORY. All items of N21's inventory and related supplies (including raw materials, work-in-process and finished goods) reflected on the Balance Sheet or thereafter acquired
              (and not subsequently disposed of in the ordinary course of business) are merchantable, or suitable and usable for the production or completion of merchantable products, for sale in the ordinary course of business as first quality goods at normal mark-ups, none of such items is obsolete or below standard quality and each item of such inventory reflected in the Balance Sheet and the books and records of N21 is so reflected on the basis of a complete physical count and is valued at the lower of cost or market in accordance with generally accepted accounting principles consistently applied. Within five days prior to the Closing, N21's assets shall include a sufficient but not an excessive quantity of each type of such inventory and supplies in order to meet the normal requirements of N21's business and operations for a period of not less than two months nor more than six months.

     3.9.     NO UNDISCLOSED LIABILITIES.

         (a) Except as and to the extent reflected or reserved against on the face of the Balance Sheet (excluding the notes thereto), as of the Balance Sheet Date N21 had no debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature whatsoever, including, without limitation, any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by N21's income, or its property or authorized or outstanding capital stock, for any period prior to the close of business on the Balance Sheet Date or any other debts, liabilities or obligations relating to or arising out of any act, transaction, circumstance or state of facts which occurred or existed on or before the Balance Sheet Date, whether or not then known, due or payable.

         (b) None of N21's employees is now or, will by the passage of time hereafter become, entitled to receive any vacation time, vacation pay or severance pay attributable to services rendered prior to the Balance Sheet Date except as disclosed on the face of the Balance Sheet (excluding the notes thereto).

         (c) Except as otherwise disclosed in the schedules hereto, N21 is not liable to any third party or entity for any damages resulting in whole or in part from the negligent, reckless or willful acts or omissions of N21, whether such liability may arise in tort, strict liability or for breach of contract, nor has N21 acted or failed to act so as to result in such liability.

         (d) All products manufactured, distributed or sold by N21 meet published or quoted specifications, were not defective, were not contaminated or spoiled, did not contain any foreign objects and are in compliance with and were manufactured in accordance with any warranties or representations given or implied in respect thereof and in compliance with all applicable laws and regulations. The products are packaged in appropriate containers which comply in all material respects with all regulations, including labeling regulations.

     3.10. TAXES. Representations and warranties in this Section 3.10 as to Selene are made exclusively by Boynton. Representations and warranties in this Section 3.10 as to J. Bie Enterprises are made exclusively by Bie.


         (a) The Acquired Companies, Nutrition 21, Selene Systems, Inc., and J. Bie Enterprises, have duly and timely filed or have received an appropriate extension of time to file all tax returns for all taxes, including without limitation, taxes imposed on or measured by income, property, sales, use, franchise, profits, gross receipts, capital stock, added valued, ad valorem, employees' income withholding and social security taxes, payroll, license, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer, gains taxes, and custom duties imposed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or any foreign country, or by an other taxing authority which it is required to file. In each case, the Acquired
              Companies have paid all taxes shown to be due on such Tax Returns or on subsequent assessments with respect thereto, or otherwise due and all interest and penalties thereon, whether disputed or not, have been paid in full on a timely basis and no other taxes are payable by the Acquired Companies with respect to items or periods covered by such returns (whether or not shown on or reportable on such returns) or with respect to any period prior to the date of this Agreement. Additionally, persons performing services on behalf of the Acquired Companies have been appropriately classified as employees or independent contractors with the requisite reporting of compensation amounts and the appropriate withholding of employment taxes. All payments of estimated Taxes required to be made under Section 6655 of the code and any comparable provisions of state, local, foreign or other law and all amounts required to be collected or withheld by the Sellers have been duly remitted or deposited in accordance with law. The Acquired Companies have complied with all information reporting and backup withholding requirements including maintenance of required records with respect thereto in connection with amounts paid to or owing to any employee, creditor, independent contractor or other third party. There are no liens on any of the assets of the Acquired Companies with respect to taxes. The Acquired Companies have made appropriate provision in the Financial Statements for any Taxes not yet due, and all such Tax Returns were, are, and will be true, correct, and complete. None of the Tax Returns described above contains or will contain a disclosure statement under Section 6662 of the Code or any similar provision of state, local, foreign, or other law.

         (b)  The Sellers represent that Nutrition 21, Selene Systems, Inc. and
              J. Bie Enterprises have not been delinquent in the payment of any foreign or domestic tax, assessment or governmental charge or deposit and have paid or finally settled all tax deficiencies asserted or assessed against each Acquired Company. All Tax Returns filed or required to be filed by the Acquired Companies have been examined by the Internal Revenue Service or other appropriate taxing authority or closed by the applicable statures of limitations, and all liabilities asserted by the Internal Revenue

      Service or any such taxing authority have been satisfied, and any Tax liabilities for years which have not been so examined or closed will not have a material adverse effect on the Acquired Companies. There is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns. There has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes. There is no pending or threatened action, audit, proceeding or investigation for the assessment or collection of any Taxes. There are no requests for rulings, subpoenas or requests for information pending with respect to any taxing authority. Any adjustment of Taxes made by the Internal Revenue Service in any examination which is required to be reported to state, local, foreign, or other taxing authorities has been so reported, and any additional Taxes due with respect thereto have been paid. No power of attorney has been granted by the Acquired Companies and is currently in force with respect to any matter relating to Taxes.

         (c) No taxing authority either in writing or verbally, formally or informally, has raised any issue with respect to the liability of any Acquired Company for any Tax that by the application of similar principles might result in a Notice of Deficiency or similar notice of intention to assess Taxes by any taxing authority. No Acquired Company has taken any action that would have the effect of deferring any liability for Taxes from any taxable period ending on or before the Closing Date to any taxable period ending thereafter. None of the income recognized for federal, state, local, foreign or other income tax purposes by the Acquired Companies during the period beginning on the financial statement date and ending on the Closing Date will be derived other than in the ordinary course of business or arise from transactions of a type not reflected in the relevant Tax Returns for the last taxable period ending prior to the financial statement date. The Acquired Companies are not required to include in income any adjustment pursuant to Section 481(a) of the Code or any similar provision of law or regulations by reason of a change in accounting method, nor is any taxing authority considering any such change in accounting method. The Acquired Companies have not disposed of any property which has been accounted for tax purposes under the installment method. The Acquired Companies have not issued or assumed any corporate acquisition indebtedness within the meaning of Section 279(b) of the Code. The Acquired Companies have had no asset transfers subject to property transfer tax for which there has not been a payment of the tax and filing of the requisite returns. The 401(k) plans of the Acquired Companies are in compliance with the qualification requirements and have been operated in accordance with the special requirements of Section 401(k) of the Code and the representations of the plan. This includes the proper tax treatment of employee and employer contributions and any distributions from the plan.

         (d) The Acquired Companies have not (nor have ever been) a party to any tax sharing agreement and have not assumed the liability of any other person under contract.

         (e) Buyer has been furnished by Sellers true and compete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by Sellers relating to Taxes, and (ii) all federal and state income or franchise tax returns for the Sellers for all periods ending on and after December 31, 1994 Sellers have never been a member of an affiliated group filing consolidated returns. Sellers do no business in or derive income from any state, local, territorial or foreign taxing jurisdiction other than those for which all Returns have been furnished to Buyer.

         (f) Unless otherwise disclosed, the Acquired Companies have made no tax elections that affect its depreciation, methods of accounting, intangible assets, or any other tax items. Selene Systems Inc. and J. Bie Enterprises each has a valid S corporation election in effect. The disclosure schedule contains an accurate and complete description of the Acquired Companies basis in its assets.

         (g) Buyer and Sellers agree that so long as any books, records and files retained by Sellers relating to the business of Sellers, or the books, records and files delivered to the control of Buyer pursuant to this Agreement, to the extent they relate to the operations of Sellers prior to the Closing Date, remain in existence and available, each party (at its expense) shall have the right upon prior notice to inspect and to make copies of the same at any time during business hours for any proper purpose. Buyer and Seller shall use reasonable efforts not to destroy or allow the destruction of any such books, records and files without first offering in writing to deliver them to the other.

     3.11. NO MATERIAL ADVERSE CHANGE. From the date of the Balance Sheet to the Closing, there has not been, and until the Closing there will not be, any material adverse change in the business, operations, properties, prospects, assets, or condition (financial or otherwise)of N21, including, without limitation, any change in N21's revenues, costs, backlog or relations with its employees, agents, customers or suppliers; and no event has occurred or circumstance exists that may result in such a material adverse change.


     3.12.    EMPLOYEE BENEFITS.

         (a) There has not been any (i) termination of any "defined benefit plan" within the meaning of the Employee Retirement Income Security Act of l974 ("ERISA") maintained by N21 or any person, firm or corporation ("Affiliate") which is under "common control" (within the meaning of Section 4001(b) of ERISA) with N21, or (ii) commencement of any proceeding to terminate any such plan pursuant to ERISA, or otherwise or (iii) written notice given to N21 or any Affiliate of the intention to commence or seek the commencement of any such proceeding.

         (b) All accrued benefits under each pension plan of N21 covering employees who are to be transferred to the employ of AMBI following the Closing ("Transferred Employees") shall be fully provided for as of the date of the Closing by any one or more of
              (i) annuity contracts for the benefit of such Transferred Employees issued by an insurance company acceptable to AMBI, (ii) the transfer to a successor plan established or maintained by AMBI for the benefit of such Transferred Employees of assets having a fair market value of not less than the present value of all such accrued benefits and/or (iii) in the case of any multi-employer plan or any single employer plan which AMBI shall assume, by the fair market value of the assets of such plan as of the date of the Closing being not less than the present value of all accrued benefits under such plan at such date.

         (c) The amount of accrued benefits and the present value thereof under each such pension plan shall be computed by AMBI's actuary on the basis of "Acceptable Actuarial Assumptions," which term is defined to mean actuarial assumptions and methods to which AMBI consents in writing (which consent shall not be unreasonably withheld).

         (d) N21 has no knowledge or information of any planned or required increase in the level of contributions or benefits under any such pension plan, or of any circumstances which would suggest that such an increase may be required, or that any union representing employees covered under any such plan will attempt to negotiate for such an increase.

         (e) In the case of each pension plan to which N21 makes contributions on behalf of Transferred Employees under which contributions are fixed pursuant to a collective bargaining agreement, the level of contributions currently provided for in the applicable collective bargaining agreement is sufficient to meet the funding requirements of ERISA applicable to such plan, based on Acceptable Actuarial Assumptions.

         (f)  Each funded pension plan maintained by N21 for one or more

              Transferred Employees constitutes a qualified plan under section 40l(a) of the Internal Revenue Code of l954 and meets all applicable requirements of ERISA.

     3.13.    COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

         (a) N21 is, and at all times since its inception has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.

         (b) No event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by N21 of, or a failure on the part of N21 to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of N21 to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

         (c) other than before October 7, 1996 in relation to the FTC Decree, N21 has not received, at any time since its inception, any notice or other communication, whether oral or written, from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of N21 to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Sellers and N21 have provided Buyer with copies of all documents generated, received or prepared by counsel with respect to all proceedings involving the FTC.

         (d) Part 3.13 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by N21 or that otherwise relates to the business of, or to any of the assets owned or used by, N21. Each Governmental Authorization listed or required to be listed in Part 3.13 of the Disclosure Letter is valid and in full force and effect. Except as otherwise set forth in Part 3.13 of the Disclosure Letter:

              (i) N21 is, and at all times since its inception has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.13 of the Disclosure Letter;

              (ii) no event has occurred or circumstance exists that may, with or without notice or lapse of time, (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.13 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.13 of the Disclosure Letter;


              (iii) N21 has not received, at any time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and,

              (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.13 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

              (v) The Governmental Authorizations listed in Part 3.13 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit N21 to lawfully conduct and operate its businesses in the manner it currently conducts and operates such businesses and to permit N21 to own and use it assets in the manner in which it currently owns and uses such assets.

     3.14.    LEGAL PROCEEDINGS; ORDERS.

         (a)  Other than the FTC Decree, there is no pending Proceeding:

              (i) that has been commenced by or against N21 or that otherwise relates to or may affect the business of, or any of the assets owned or used by, N21; or

              (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

         (b) To the Knowledge of N21, (1) no such Proceeding has been threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

         (c)  Other than the FTC Decree:

              (i) there is no Order to which N21 or any of the assets owned or used by N21 is subject;


              (ii) no Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, N21; and

              (iii) no officer, director, agent, or employee of N21 is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of N21.

         (d) with respect to the FTC Decree and all other Orders to which N21 is subject:

              (i) N21 is, and at all times since inception has been, in full compliance with all of the terms and requirements of each order to which it, or any of the assets owned or used by it, is or has been subject;

              (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which N21 or any of the assets owned or used by N21 is subject; and

              (iii) N21 has not received, at any time since inception, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of or failure to comply with, any term or requirement of any Order to which N21 or any of the assets owned or used by N21 is or has been subject.

     3.15. ABSENCE OF CHANGES OR EVENTS. Except as set forth in N21's Disclosure Letter, since January 1, 1997, N21 has conducted its business only in the ordinary course and there has not been any:

         (a) material change in N21's authorized or issued capital, income or respective ratio of distributive interests between the N21 partners, or the grant of any right to purchase any capital, income or distributive interest in N21; issuance of any security convertible into such capital, income or distribution interest; grant of any registration rights; purchase, redemption, retirement, or other acquisition by N21 of any such interests; or any undertaking or payment of any distribution or payment in respect of such interests;

         (b)  amendment to the Organizational Documents of N21;

         (c) change in the amount of any bonuses, salaries, vacation pay, severance pay, or other compensation or benefits to any partner or any holder of an income or distribution interest, or any affiliate thereof or any consultant or employee of N21 or any partner or affiliate thereof, or entry into any employment severance. or similar Contract with any such Person;

         (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees or consultants of N21;

         (e) any other material modification in the operations, method of operations, expenditures, or timing of expenditures;

         (f) damage to or destruction or loss of any asset or property of N21, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of N21, taken as a whole;

         (g)  entry into, termination of, or receipt of notice of termination of
              (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to N21 of at least $50,000;

         (h) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of N21 or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of N21, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

         (i) cancellation or waiver of any claim or rights with a value to N21 in excess of an aggregate of $50,000;

         (j)  material change in the accounting methods used by N21;

         (k) incurrence of any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in the ordinary course of business and consistent with its prior practice, none of which liabilities, in any case or in the aggregate, materially and adversely affects the business, liabilities or financial condition of N21;

         (l) discharge or satisfaction of any lien, charge or encumbrance other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business and consistent with its prior practice;

         (m) declaration or payment of dividends or other distribution upon or in respect of any ownership interest, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its ownership interest;

         (n) mortgage, pledge or subjection to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible;

         (o) labor union organizing activity, had any actual or threatened employee strikes, work-stoppages, slow-downs or lock-outs, or any material change in its relations with its employees, agents, customers or suppliers;

         (p) transfer or grant of any rights under, or entry into any settlement regarding the breach or infringement of, any United States or foreign license, patent, copyright, trademark, trade name, invention or similar rights, or modified any existing rights with respect thereto;

         (q) capital expenditures or capital additions or betterments in excess of an aggregate of $50,000;

         (r)  change in  banking or safe deposit arrangements;

         (s) institution, settlement or agreement to settle any litigation, action or proceeding before any court or governmental body relating to N21 or its property;

         (t) failure to replenish its inventories and supplies in a normal and customary manner consistent with its prior practice and prudent business practices prevailing in the industry, or any purchase commitment in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or any change in its selling, pricing, advertising or personal practices inconsistent with its prior practice and prudent business practices prevailing in the industry;

         (u) entry into any transaction, contract or commitment other than in the ordinary course of business or payment or agreements to pay any legal, accounting, brokerage, finder's fee, taxes or other expenses in connection with, or incurred by severance pay obligations by reason of, this Agreement or the transactions contemplated hereby; or

         (v) entry into any agreement or the making of any commitment to take any of the types of action described in this Section.


     3.16. CERTAIN SCHEDULES. N21's Disclosure Letter includes a separate schedule containing an accurate and complete list and description of:

         (a) All real property owned by N21 or in which N21 has a leasehold or other interest or which is used by N21 in connection with the operation of its business, together with a description of each lease, sublease, license, or any other instrument under which N21 claims or holds such leasehold or other interest or right to the use thereof or pursuant to which N21 has assigned, sublet or granted any rights therein, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

         (b) As of a date no earlier than June 30, 1997 all of N21's receivables (which shall include accounts receivable, loans receivable and any advances), together with detailed information as to each such listed receivable which has been outstanding for more than 30 days.

         (c) All machinery, tools, equipment, motor vehicles, and other tangible personal property (other than inventory and supplies), owned, leased or used by N21 except for items having a value of less than $1,000 which do not, in the aggregate, have a total value of more than $10,000, setting forth with respect to all such listed property a summary description of all leases, liens, claims, encumbrances, charges, restrictions, covenants and conditions relating thereto, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

         (d) All sales agency or route distributorship agreements or franchises or agreements providing for the services of an independent contractor to which N21 is a party or by which it is bound.

         (e) All loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guarantees, leases or lease purchase agreements to which N21 is a party or by which it is bound.

         (f) All contracts, agreements and commitments, whether or not fully performed, in respect of the issuance, sale or transfer of the capital, debt or other securities of N21 or pursuant to which N21 has acquired any substantial portion of its business or assets.

         (g) All contracts, agreements, commitments or other understandings or arrangements to which N21 is a party or by which it or any of its property is bound or affected but excluding

              (i)   purchase and sales orders and commitments made in the

                    ordinary course of business involving payments or receipts by N21 of less than $5,000 in any single case but not more than $20,000 in the aggregate,

              (ii) contracts entered into in the ordinary course of business and involving payments or receipts by N21 of less than $5,000 in the case of any single contract but not more than $20,000 in the aggregate, and

              (iii) contracts entered into in the ordinary course of business which are terminable by N21 on less than 30 days' notice without any penalty or consideration and involving payments or receipts by N21 of less than $1,000 in the case of any single contract but not more than $10,000 in the aggregate.

         (h) All collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee stock options or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments, whether or not legally binding, including, without limitation, holiday, vacation, Christmas and other bonus practices, to which N21 is a party or is bound which relate to the operation of N21's business.

         (i) The names of all of N21's directors and officers; the name of each bank in which N21 has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto, and the names of all persons, if any, holding tax or other powers of attorney from N21 and a summary of the terms thereof.

         All of the contracts, agreements, leases, licenses and commitments required to be listed on N21's Disclosure Letter (other than those which have been fully performed) are valid and binding, enforceable in accordance with their respective terms, in full force and effect and, except as otherwise specified in N21's Disclosure Letter, the enforceability thereof will not be affected by the change of control of N21 contemplated hereby, so that, after the Closing N21 will continue to be entitled to the full benefits thereof. Except as disclosed in N21's Disclosure Letter, there is not under any such contract, agreement, lease, license or commitment any existing default, or event which, after notice or lapse of time, or both, would constitute a default or result in a right to accelerate or loss of rights, and none of such contracts, agreements, leases, licenses or commitments is, either when considered singly or in the aggregate with others, unduly burdensome, onerous or materially adverse to N21's business, properties, assets, earnings or prospects or likely, either before or after the Closing, to result in any material loss or liability. None of N21's existing or completed contracts is subject to renegotiating with any governmental body. True and complete copies of all such contracts, agreements, leases, licenses and other documents listed on N21's Disclosure Letter (together with any and all amendments thereto) have been delivered to AMBI and initialed by N21's Secretary and identified with a reference to this Section of this Agreement.

     3.17.    INSURANCE.

         (a)  N21 has delivered to Buyer:

              (i) true and complete copies of all policies of insurance to which N21 is a party or under which N21, or any partner or director of a partner of N21 is or has been covered at any time within the five years preceding the date of this Agreement; and

              (ii) true and complete copies of all pending applications for policies of insurance; and

         (b)  N21 has fully disclosed to Buyer in writing:

              (i) any self-insurance arrangement by or affecting N21, including any reserves established thereunder;

              (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by N21; and

              (iii) all obligations of N21 to third parties with respect to insurance (including such obligations under leases and service agreements) and the policy under which such coverage is provided.

         (c) N21 has fully disclosed to Buyer in writing, by year, for the current policy year and each of the five preceding policy years:

              (i)   a summary of the loss experience under each policy;

              (ii) a statement describing each claim under an insurance policy for an amount in excess of $10,000, which sets forth:

                    (A) the name of the claimant;

                    (B) a description of the policy by insurer, type of insurance, and period of coverage; and

                    (C) the amount and a brief description of the claim; and


              (iii) a statement describing the loss experience for all
                    claims that were self-insured, including the number and aggregate cost of such claims.

         (d) All policies to which N21 is a party or that provide coverage to N21:

              (i)   are valid, outstanding, and enforceable;

              (ii) will continue in full force and effect following the consummation of the Contemplated Transactions; and

              (iii) do not provide for any retrospective premium
                    adjustment or other experienced-based liability on the part of N21.

         (e) Within the last five (5) years, N21 has not received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

         (f) N21 has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which it is a party or that provides coverage to N21.

         (g) N21 has given notice to the insurer of all claims that may be insured thereby.

     3.18.    ENVIRONMENTAL MATTERS.

         (a) To N21's or Boynton's Knowledge, N21 is, and at all times has been, in full compliance with, and has not been and is not in material violation of any Environmental Law. N21 has no basis to expect, nor has any of them or any other Person for whose conduct it is or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which N21 has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by N21, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

         (b)  There are no pending or, to the Knowledge of Sellers and N21,

              Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the

              Facilities or any other properties and assets (whether real personal or mixed) in which N21 has or had an interest.

         (c) N21 has no basis to expect, nor has any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that alleges liability for any Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which N21 had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by N21 or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

         (d) To N21's or Boynton's Knowledge there are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property or incorporated into any structure therein or thereon. None of Sellers, N21, any other Person for whose conduct they are or may be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real. personal, or mixed) in which Sellers or N21 has or had an interest.

         (e) To N21's or Boynton's Knowledge, there has been no Release or, to the Knowledge of N21, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used. or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which N21 has or had an interest, or any geologically or hydrologically adjoining property, whether by N21, or any other Person.


         (f) N21 has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by N21 pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by N21, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

     3.19.    EMPLOYEES.

         (a) Part 3.19 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or consultant to N21, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 1991; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any N21 pension, retirement profit-sharing, thrift-savings, deferred compensation, bonus, option, cash bonus, employee ownership, severance pay, insurance medical, welfare, or vacation plan, or any other employee benefit plan.

         (b) To N21's or Boynton's Knowledge no employee or partner of N21 is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or partner and any other Person ("Proprietary Rights Agreement") that in any way materially adversely affects or will affect (i) the performance of his duties as an employee or partner of N21, or (ii) the ability of N21 to conduct its business. No employee or partner of N21 is a party to, or is otherwise bound by any Proprietary Rights Agreement with Sellers or N21. To the Knowledge of N21 or any Seller, no key employee of N21 intends to terminate his employment with N21.

         (c) Part 3.19 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee of N21, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

     3.20. LABOR RELATIONS; COMPLIANCE. Since inception, N21 has not been and is not now a party to any collective bargaining or other Contract with a Union. Since inception, there has not been, there is not presently pending or existing, and there is not threatened,
              (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) to N21's or Boynton's Knowledge, any Proceeding against or affecting N21 relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting N21 or its premises, or
              (c) to N21's or Boynton's Knowledge, any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by N21 and no such action is contemplated by N21. N21 has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. N21 is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing legal Requirements.

     3.21.    INTELLECTUAL PROPERTY.

         (a) Intellectual Property Assets. The term 'Intellectual Property Assets" includes:

              (i) the name "Nutrition 21", all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications of N21 (collectively, "Marks"');

              (ii) all patents, patent applications, and inventions and discoveries that may be patentable owned by N21 (collectively, "Patents");

              (iii) all copyrights in both published works and
                    unpublished works (collectively "Copyrights") owned by N21;

              (iv) all Patent licenses and other licenses necessary for or used in the operation or business of N21; and

              (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets") owned by N21.

         (b) Agreements. Part 3.21(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by N21, of all Contracts relating to the Intellectual Property Assets to which N21 is a party or by which N21 is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $5,000 under which N21 is the licensee. There are no outstanding and, to N21's or Boynton's Knowledge, no Threatened disputes or disagreements with respect to any such agreement

         (c)  Know-How Necessary for the Business.

              (i) The Intellectual Property Assets are all those necessary for the operation of the N21 businesses as they are currently conducted. N21 is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

              (ii) Except as set forth in Part 3.21(c) of the Disclosure Letter, all former and current employees of N21 have executed written Contracts with N21 that assign to N21 all rights to any inventions, improvements, discoveries, or information relating to the business of N21. To N21's or Boynton's Knowledge, no employee of N21 has entered into any Contract with a party other than N21 that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign. or disclose information concerning his work to anyone other than N21.

         (d)  Patents.

              (i) Part 3.21(d) of the Disclosure Letter contains a complete and accurate list and summary description of all Patents and patent licenses. N21 is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.

              (ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

              (iii) No Patent has been or is now involved in any
                    interference, reissue, reexamination, or opposition proceeding. To N21's or Boynton's Knowledge, there is no potentially interfering patent or patent application of any third party.

              (iv) To N21's or Boynton's Knowledge, no Patent is infringed or has been challenged or, to Sellers' Knowledge, threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by N21 infringes or, to N21's or Boynton's Knowledge, is alleged to infringe on any patent or other proprietary right of any other Person.

              (v) All products made, used, or sold under the Patents have been marked with the proper patent notice.

         (e)  Trademarks.

              (i) Part 3.21(e) of Disclosure Letter contains a complete and accurate list and summary description of all Marks. N21 is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances. equities, and other adverse claims.

              (ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

              (iii) To N21's or Boynton's Knowledge, no Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Sellers' Knowledge, no such action is Threatened with the respect to any of the Marks.

              (iv) To N21's or Boynton's Knowledge, there is no potentially interfering trademark or trademark application of any third party.

              (v) To N21's or Boynton's Knowledge, no Mark is infringed or has been challenged or, to Sellers' Knowledge, threatened in any way. None of the Marks used by N21 infringes or, to N21's or Boynton's Knowledge, is alleged to infringe any trade name, trademark, or service mark of any third party.

              (vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

         (f)  Copyrights.

              (i) Part 3.21(f) of the Disclosure Letter contains a complete and accurate list and summary description of all Copyrights.

                    N21 is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

              (ii) All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

              (iii) To N21's or Boynton's Knowledge, no Copyright is
                    infringed or has been challenged or, to N21's or Boynton's Knowledge, threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

              (iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

         (g)  Trade Secrets.

              (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

              (ii) N21 has taken all reasonable precautions to protect the secrecy, confidentiality, and value of N21's Trade Secrets.

              (iii) N21 has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Sellers' Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person, or to the detriment of N21. No Trade Secret is subject to any adverse claim or has been challenged or, to the Sellers' Knowledge, threatened in any way.

     3.22. CERTAIN PAYMENTS. Since inception, neither N21 or to N21's or Boynton's Knowledge any partner, agent, or employee of N21, or any other Person associated with or acting for or on behalf of N21, has directly or indirectly (a) made any contribution, gift, bribe. rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of N21 or any Affiliate of N21, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of N21.

     3.23.    DISCLOSURE.

         (a) No representation or warranty of N21 or Boynton in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

         (b) No notice given pursuant to Section 8.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

         (c) There is no fact known to N21 that has specific application to any Seller or N21 (other than general economic or industry conditions) and that materially adversely affects, or so far as N21 can foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of N21 that has not been set forth in this Agreement or the Seller's Disclosure Letter.

     3.24. BROKERS OR FINDERS. Seller, and their agents have incurred an obligation to NewCap Partners, Inc. ("NewCap") for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, and no other such liabilities or obligations have been incurred. Sellers will indemnify and hold Buyer harmless from all such liabilities and payment obligations (including the obligation to NewCap) due by or through Sellers, or any of them as a result of such obligations or any other the action of Sellers or their partners, agents or Related Persons.

     3.25.    CERTAIN REPRESENTATIONS

         (a) To N21's and Boynton's Knowledge, no supplier or customer is considering termination, non-renewal or adverse modification of its business relationship with N21, and the transactions contemplated by this Agreement will not have a material adverse effect on N21's relationships with its suppliers and customers.

         (b) Except in connection with the FTC Decree, within the past five years N21 has not entered into any agreement with, or been investigated by, any governmental authority, community group or other third party that could restrict the operation of its business.

         (c) No key employee of N21 has indicated that he or she is considering terminating his or her employment.

         (d) No Partner has any direct or indirect interest of any kind in any business or entity which is competitive with N21.

4. REPRESENTATIONS AND WARRANTIES OF BOYNTON AND SELENE. In addition to the representations and warranties made by them pursuant to
              Section 3, Boynton and Selene jointly and severally represent to Buyer as follows:

         (a) Part 4.1 of the Disclosure Letter contains a complete and accurate list for Selene of its name, its jurisdiction of incorporation or organization, other jurisdictions in which it is authorized to do business, and its capitalization, including the identity of each shareholder or other person holding an interest in Selene and the number of shares held by each. Selene is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Selene is duly qualified to do business as a foreign limited corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

         (b) Selene has delivered to Buyer copies of the Organizational Documents of Selene, as currently in effect.

     4.1.     AUTHORITY; NO CONFLICT.

         (a) This Agreement constitutes the legal, valid, and binding obligation of Sellers and Selene, enforceable against Selene in accordance with its terms. Upon the execution and delivery by Sellers of the documents required of them under Section 2.4 (collectively, the "Sellers' Closing Documents"), the Sellers' Closing Documents will constitute the legal, valid, and binding obligations of Selene, enforceable against Selene in accordance with their respective terms, and Boynton and Selene have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform their obligations under this Agreement and the Sellers' Closing Documents.

         (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated

              Transactions will, directly or indirectly, with or without notice or lapse of time.

              (i) contravene, conflict with. or result in a violation of (A) any provision of the Organizational Documents of Selene, or
                    (B) any resolution, formal policy or other undertaking adopted by the shareholders of Selene;

              (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Selene or any Seller, or any of the assets owned or used by Selene, may be subject;

              (iii) contravene, conflict with, or result in a violation
                    of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Selene or that otherwise relates to the business of, or any of the assets owned or used by, Selene;

              (iv) cause any of the assets owned by Selene to be reassessed or revalued by any taxing authority or other Governmental Body;

              (v) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel. terminate, or modify, any Applicable Contract; or

              (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Selene.

         (c) Except for a Notice to the FTC, neither Boynton nor Selene is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     4.2.     CAPITALIZATION; RELATED PARTIES

         (a) The authorized and outstanding equity securities or interests in Selene consist only of shares owned by Boynton. Boynton is, and will be on the Closing Date, the record and beneficial owner and holder of all such authorized and outstanding shares, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing any such shares on the books and records of Selene. All of the outstanding shares of Selene have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities, interests or other securities of Selene. None of the outstanding equity securities or other securities of Selene was issued in violation of the Securities Act or any other Legal Requirement. Selene does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity, income, distribution profits or ownership interest in any other business.

         (b) Except for N21, Selene does not, directly or indirectly, own any share capital, bonds or other securities of, or have any proprietary interest in, any corporation, firm, partnership, joint venture, trust or other entity. The business carried on by Selene has not been conducted through any other direct or indirect subsidiary or affiliate of any partner or other affiliate of Selene.

         (c)  Transactions with Certain Persons.

              (i) Except as set forth on Selene's Disclosure Letter, during the past three years Selene has not, directly or indirectly, purchased, leased from others or otherwise acquired any property or obtained any services from, or sold, leased to others or otherwise disposed of any property or furnished any services to, or otherwise dealt with (except with respect to remuneration for services rendered as a director, officer or employee of Selene), in the ordinary course of business or otherwise, (i) any partner of Selene (a "Partner") or (ii) any person, firm or corporation which, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with Selene or any Partner.

              (ii) Selene does not owe any amount to, or have any contract with or commitment to, any of its Partners, officers, employees or consultants (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such persons owes any amount to Selene.


              (iii) No part of the property or assets of any Partner or any direct or indirect subsidiary or affiliate of any Partner is used by Selene.


     4.3.     FINANCIAL STATEMENTS.

         (a) Selene has made available to Buyer: (a) unaudited balance sheets of Selene as at December 31 in each of the years since Selene's organization through 1996, and the related unaudited statements of income for each of the fiscal years then ended, (b) an unaudited balance sheet of Selene (the " Balance Sheet") as at April 30, 1997 (the "Balance Sheet Date") and the related unaudited statements of income for the four months then ended, including the notes thereto.

         (b) Such financial statements and notes fairly present the financial condition and the results of operations of Selene as at the respective dates of and for the periods referred to in such financial statements; the financial statements referred to in this
              Section 4.4 reflect the consistent application of such accounting principles throughout the periods involved.

         (c) The statements of earnings included in such financial statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and such interim financial statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation.

         (d) No financial statements of any Person other than Selene is required by GAAP to be included in the consolidated financial statements of Selene.

     4.4. BOOKS AND RECORDS. The books of account, minute books, partnership records, ownership record books, and other records of Selene, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices including the maintenance of an adequate system of internal controls.

     4.5.     TITLE TO PROPERTIES; ENCUMBRANCES.

         (a) Part 4.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by Selene. Sellers have delivered to Buyer copies of the deeds and other instruments, as recorded, by which Selene acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Sellers or Selene and relating to such property or interests.

         (b) Selene owns, with good and marketable title, subject only to the matters permitted by the following sentence, all the properties and assets, whether real, personal, or mixed and whether tangible or intangible, that it purports to own or operate or which is reflected as owned in the books and records of Selene, including all of the properties and assets reflected in the Balance Sheet and the Balance Sheet, and all of the properties and assets purchased or otherwise acquired by Selene since the date of the Balance Sheet, which subsequently purchased or acquired properties and assets, other than inventory and short-term investments, are listed in Part 4.6 of the Disclosure Letter.

         (c) All properties and assets reflected in the Balance Sheet and the Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights-of-way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets:

              (i) mortgages or security interests shown on the Balance Sheet or the Balance Sheet as securing specified liabilities or obligations, with respect to which no default, or event that, with notice or lapse of time or both, would constitute a default, exists,

              (ii) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Balance Sheet, such mortgages and security interests being limited to the property or assets so acquired, with respect to which no default, or event that, with notice or lapse of time or both, would constitute a default, exists,

              (iii) liens for current taxes not yet due, and

              (iv) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of Selene, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

         (d) All of the properties and assets owned, leased or used by Selene are in good operating condition and repair, are suitable for the purposes used, are adequate and sufficient for all current operations of Selene and are directly related to the business of Selene.

5. REPRESENTATIONS AND WARRANTIES OF BIE AND JBE. In addition to the representations and warranties made by them pursuant to Section 3, Bie and JBE jointly and severally represent to Buyer as follows:

         (a) Part 5.1 of the Disclosure Letter contains a complete and accurate list for JBE of its name, its jurisdiction of incorporation or organization, other jurisdictions in which it is authorized to do business, and its capitalization, including the identity of each shareholder or other person holding an interest in JBE and the number of shares held by each. JBE is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. JBE is duly qualified to do business as a foreign limited corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

         (b) JBE has delivered to Buyer copies of the Organizational Documents of JBE, as currently in effect.

     5.1.     AUTHORITY; NO CONFLICT.

         (a) This Agreement constitutes the legal, valid, and binding obligation of Sellers and JBE, enforceable against JBE in accordance with its terms. Upon the execution and delivery by Sellers of the documents required of them under Section 2.4 (collectively, the "Sellers' Closing Documents"), the Sellers' Closing Documents will constitute the legal, valid, and binding obligations of JBE, enforceable against JBE in accordance with their respective terms, and Bie and JBE have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing

              Documents and to perform their obligations under this Agreement and the Sellers' Closing Documents.

         (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly, with or without notice or lapse of time.

              (i) contravene, conflict with. or result in a violation of (A) any provision of the Organizational Documents of JBE, or (B) any resolution, formal policy or other undertaking adopted by the shareholders of JBE;

              (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which JBE or any Seller, or any of the assets owned or used by JBE, may be subject;

              (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by JBE or that otherwise relates to the business of, or any of the assets owned or used by, JBE;

              (iv) cause any of the assets owned by JBE to be reassessed or revalued by any taxing authority or other Governmental Body;

              (v) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel. terminate, or modify, any Applicable Contract; or

              (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by JBE.

         (c) Neither Bie nor JBE is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     5.2.     CAPITALIZATION; RELATED PARTIES

         (a) The authorized and outstanding equity securities or interests in JBE consist only of shares owned by Bie. Boynton is, and will be on the Closing Date, the record and beneficial owner and holder of all such authorized and outstanding shares, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing any such shares on the books and records of JBE. All of the outstanding shares of JBE have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities, interests or other securities of JBE. None of the outstanding equity securities or other securities of JBE was issued in violation of the Securities Act or any other Legal Requirement. JBE does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity, income, distribution profits or ownership interest in any other business.

         (b) Except for N21, JBE does not, directly or indirectly, own any share capital, bonds or other securities of, or have any proprietary interest in, any corporation, firm, partnership, joint venture, trust or other entity. The business carried on by JBE has not been conducted through any other direct or indirect subsidiary or affiliate of any partner or other affiliate of JBE.

         (c)  Transactions with Certain Persons.

              (i)   Except as set forth on JBE's Disclosure Letter, during the past three years JBE has not, directly or indirectly, purchased, leased from others or otherwise acquired any property or obtained any services from, or sold, leased to others or otherwise disposed of any property or furnished any services to, or otherwise dealt with (except with respect to remuneration for services rendered as a director, officer or employee of JBE), in the ordinary course of business or otherwise, (i) any partner of JBE (a "Partner") or (ii) any person, firm or corporation which, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with JBE or any Partner.

              (ii) JBE does not owe any amount to, or have any contract with or commitment to, any of its Partners, officers, employees or consultants (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such persons owes any amount to JBE.

              (iii) No part of the property or assets of any Partner or any direct or indirect subsidiary or affiliate of any Partner is used by JBE.

     5.3.     FINANCIAL STATEMENTS.

         (a) JBE has made available to Buyer: (a) unaudited balance sheets of JBE as at December 31 in each of the years since JBE's organization through 1996, and the related unaudited statements of income for each of the fiscal years then ended, (b) an unaudited balance sheet of JBE (the " Balance Sheet") as at April 30, 1997 (the "Balance Sheet Date") and the related unaudited statements of income for the four months then ended, including the notes thereto.

         (b) Such financial statements and notes fairly present the financial condition and the results of operations of JBE as at the respective dates of and for the periods referred to in such financial statements; the financial statements referred to in this Section 5.4 reflect the consistent application of such accounting principles throughout the periods involved.

         (c) The statements of earnings included in such financial statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and such interim financial statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation.

         (d) No financial statements of any Person other than JBE is required by GAAP to be included in the consolidated financial statements of JBE.

     5.4.     BOOKS AND RECORDS. The books of account, minute books, partnership records, ownership record books, and other records of JBE, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices including the maintenance of an adequate system of internal controls.

     5.5.     TITLE TO PROPERTIES; ENCUMBRANCES.

         (a) Part 5.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by JBE. Sellers have delivered to Buyer copies of the deeds and other instruments, as recorded, by which JBE acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Sellers or JBE and relating to such property or interests.

         (b) JBE owns, with good and marketable title, subject only to the matters permitted by the following sentence, all the properties and assets, whether real, personal, or mixed and whether tangible or intangible, that it purports to own or operate or which is reflected as owned in the books and records of JBE, including all of the properties and assets reflected in the Balance Sheet and the Balance Sheet, and all of the properties and assets purchased or otherwise acquired by JBE since the date of the Balance Sheet, which subsequently purchased or acquired properties and assets, other than inventory and short-term investments, are listed in
              Part 5.6 of the Disclosure Letter.

         (c) All properties and assets reflected in the Balance Sheet and the Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights-of-way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets:

              (i) mortgages or security interests shown on the Balance Sheet or the Balance Sheet as securing specified liabilities or obligations, with respect to which no default, or event that, with notice or lapse of time or both, would constitute a default, exists,

              (ii) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Balance Sheet, such mortgages and security interests being limited to the property or assets so acquired, with respect to which no default, or event that, with notice or lapse of time or both, would constitute a default, exists,

              (iii) liens for current taxes not yet due, and


              (iv) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of JBE, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

         (d) All of the properties and assets owned, leased or used by JBE are in good operating condition and repair, are suitable for the purposes used, are adequate and sufficient for all current operations of JBE and are directly related to the business of JBE.

6. REPRESENTATIONS AND WARRANTIES OF INDIVIDUAL LIMITED PARTNERS. Except as set forth in each Limited Partner's Disclosure Letter, the Individual Limited Partners each severally and not jointly represent and warrant to Buyer as follows:

     6.1.     AUTHORITY; NO CONFLICT.

         (a) This Agreement constitutes the legal, valid, and binding obligation of the Individual Limited Partner, enforceable against the Individual Limited Partner in accordance with its terms. Upon the execution and delivery by the Individual Limited Partner of the documents required of them under Section 2.4, (collectively, the "Limited Partners' Closing Documents"), the Limited Partners' Closing Documents will constitute the legal, valid, and binding obligations of the Individual Limited Partner, enforceable against the Individual Limited Partner in accordance with their respective terms. The Individual Limited Partner has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Limited Partners' Closing Documents and to perform his/her obligations under this Agreement and the Limited Partners' Closing Documents.

         (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly, with or without notice or lapse of time:

              (i) contravene, conflict with, or result in a violation of any provision of any agreement, obligation or other undertaking adopted by the Individual Limited Partner; or

              (ii) give any Person the right to challenge any of the obligations of the Individual Limited Partner in connection with the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Individual Limited Partner, or any of the assets owned or used by the Individual Limited Partner, may be subject.

         (c) Except as provided in the N21 Partnership Agreement, the Individual Limited Partner is not and will not be required to give any notice to or obtain any Consent from any Person in connection with his or her execution and delivery of this Agreement or the consummation or performance of their obligations in connection with any of the Contemplated Transactions.

         (d) The Individual Limited Partner has been advised to seek his or her own legal, tax and investment counsel in connection with his or her participation in the Contemplated Transactions, has access to competent independent legal, tax and investment counsel, and has sought and received such counsel to the extent he or she has deemed desirable.

     6.2. OWNERSHIP. The Individual Limited Partner is, and will be on the Closing Date, the record and beneficial owner and holder of authorized and outstanding limited partnership interests, free and clear of all Encumbrances. Except as provided in the N21 Partnership Agreement, there are no contracts relating to the sale, or transfer of any of the Individual Limited Partner's interests or other securities of N21.

     6.3. CERTAIN PAYMENTS. Since inception, the Individual Limited Partner, including his or her agents or employees and any other Person associated with or acting for or on behalf of the Individual Limited Partners, has not directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services: (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of N21 or any Affiliate of N21, or (iv) in violation of any Legal Requirement.

     6.4.     DISCLOSURE.

         (a) No representation or warranty of the Individual Limited Partner in this Agreement and no statement in the Individual Partner's Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

         (b) No notice given by or on behalf of the Individual Limited Partner pursuant to Section 8.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

         (c) To the Individual Limited Partner's Knowledge, there is no fact that has specific application to the Individual Limited Partner (other than general economic or industry conditions) that materially adversely affects, or threatens, the assets, business, prospects. financial condition, or results of operations of N21, and that has not been set forth in this Agreement or the Individual Partner's Disclosure Letter.

     6.5. RELATIONSHIPS WITH RELATED PERSONS. Other than its interest as a Limited Partner, the Individual Limited Partner or any
              Related Person of the Individual Limited Partner or to the Knowledge of the Individual Limited Partner, any Related Person of N21 has not had any interest in any property ( whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to N21's businesses. The Individual Limited Partner and any Related Person to the Individual Limited Partner does not and has not owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with N21, or (ii) engaged in competition with N21 with respect to any of the products or services of N21 (a "Competing Business") in any market or with any customer presently served by N21. The Individual Limited Partner and any Related Person of the Individual Limited Partner is not a party to any Contract with N21, and does not have any claim or right against, N21.

     6.6. BROKERS OR FINDERS. The Individual Limited Partner or its agents or Related Persons have incurred an obligation or liability, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, and the Individual Limited Partner will indemnify and hold Buyer harmless from any such payment due as a result of the action of the Sellers or their agents or Related Persons.

7. REPRESENTATIONS AND WARRANTIES OF Buyer. Except as set forth in Buyer's Disclosure Letter, Buyer represents and warrants to Sellers as follows:

     7.1. ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations by which it or any of the assets owned or used by it is or may become bound. Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Buyer has delivered to N21 copies of the

              Organizational Documents of Buyer, as currently in effect.

     7.2.     AUTHORITY; NO CONFLICT.

         (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the documents required of it under Section 2, (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

         (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will, directly or indirectly, with or without notice or lapse of time:

              (i) contravene, conflict with or result in a violation of (A) any provision of Organization Documents of Buyer, or (B) any resolution, formal policy or other undertaking adopted by the Board of Directors of Buyer;

              (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Buyer, or any of the assets owned or used by Buyer, may be subject;

              (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Buyer or that otherwise relates to the business of, or any of the assets owned or used by, Buyer;

              (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract under which Buyer has any rights, or by which Buyer may become subject to any obligation or liability, or by which any of the assets owned or used by Buyer is or may become bound; or


              (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Buyer.

         (c) Other than a resolution of its Board of Directors to enter into this Agreement, Buyer is not nor will Buyer be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     7.3.     CAPITALIZATION.

         (a) Buyer has an authorized capitalization consisting of 65,000,000 shares of voting common stock, no par value, of which 18,783,342 shares were issued and outstanding as of June 30, 1997, and 5,000,000 shares of preferred stock, of which as of June 30, 1997 222 shares of Series C were outstanding and 45,000 shares of Series D were outstanding. All such outstanding shares have been duly authorized, are validly issued, and are fully paid and nonassessable. There are no other shares of stock of Buyer issued and outstanding. There are no outstanding options, warrants, rights, preemptive rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of Buyer, except as contemplated by this Agreement. None of the outstanding shares of Buyer have been issued in violation of any preemptive right or agreement, commitment or obligation binding on Buyer or any of its shareholders or any applicable securities laws.

         (b) Buyer has previously furnished to Sellers true and complete copies of its Annual Reports on Form 10-

              K (including all amendments thereto) filed with the SEC for each of its two fiscal years ended June 30, 1996, inclusive, and true and complete copies of its Quarterly Reports (including all amendments thereto) on Form 10-Q filed with the SEC for the fiscal quarters ended thereafter through March 31, 1997 (the "Buyer Reports"). Each of the balance sheets included in the Buyer Reports, as finally amended (including any related notes and schedules), fairly presents the consolidated financial position of Buyer as of its date and the other financial statements included in the Buyer Reports, as finally amended (including any related notes and schedules), fairly present the consolidated results of operations or other information included therein of Buyer for the periods or as of the dates therein set forth, subject, where appropriate, to normal year-end adjustments, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved (except as otherwise stated therein). All of the documents referred to in this Section 7.3 were filed in a timely manner. None of the documents referred to in this Section 7.3 contained, as of its date, any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     7.4. BOOKS AND RECORDS. The books of account, minute books, corporate records, ownership record books, and other records of Buyer, are complete and correct and have been maintained in accordance with sound business practices including the maintenance of an adequate system of internal controls. The corporate records of Buyer contain accurate and complete records of all meetings held of, and action taken by, the Board of Directors of Buyer and committees thereof and the Shareholders, and with the exception of minutes of the most recent meetings of the Board of Directors not yet approved by the Board, no meeting of the Board of Directors or committee thereof has been held for which minutes have not been prepared and are not contained in such records. At the Closing all of those books and records will be in the possession of Buyer or its counsel.

     7.5. TITLE TO PROPERTIES; ENCUMBRANCES. Buyer owns, with good and marketable title in the case of real property, all the properties and assets, whether real, personal, or mixed and whether tangible or intangible, that it purports to own located in the facilities owned or operated by Buyer or reflected as owned in the books and records of Buyer, including all of the properties and assets reflected in the Buyer's Reports. All material properties and assets of Buyer are free and clear of all Encumbrances except for liens to be granted to Buyer's lender at or prior to the Closing.

     7.6. CONDITION AND SUFFICIENCY OF ASSETS. All equipment owned by Buyer is structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repair that are not material in nature or cost. The equipment is sufficient for the continued conduct of N21's business after the Closing in substantially the same manner as conducted prior to the Closing.

     7.7. NO UNDISCLOSED LIABILITIES. Buyer has no material liabilities or obligations of any nature, whether known or unknown and whether absolute, accrued, contingent, or otherwise which are required to be reflected in the Buyer's Reports and which have not been reflected or reserved against in the Buyer's Reports. Buyer has advised Sellers that Buyer proposes to obtain secured bank financing at the Closing.

     7.8.         TAXES.

              (a) Buyer has filed or caused to be filed on a timely basis, since inception, all Tax Returns that are or were required to be filed by it or with respect to it or its businesses, either separately or as a member of a group, pursuant to applicable Legal Requirements. Buyer has paid, or made provision for the payment of, all taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Buyer.

              (b) All Tax Returns filed by, or that include on a consolidated basis, Buyer are true, correct, and complete. There is no tax sharing agreement that will require any payment by Buyer after the date of this Agreement.

     7.9. NO MATERIAL ADVERSE CLAIM. Since the date of the financial statements and most recent Buyer's Report, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of Buyer, and no event his occurred or circumstance exists that may result in such a material adverse change.

     7.10.        EMPLOYEE BENEFIT PLANS.

              (a) Buyer does not maintain or contribute to any such Employee Benefit Plan subject to ERISA which is not in substantial compliance with ERISA, or which has incurred any accumulated finding deficiency within the meaning of
                      Section 412 or 418B of ERISA, or which has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under Section 412 of the Code. Buyer has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") in connection with any Employee Benefit Plan or ceased operations at any facility or withdrawn from any such Plan in a manner which could subject it to liability under Section 4062(f), 4063 or 4064 of ERISA. Buyer does not know of any facts or circumstances which might give rise to any liability to the PBGC under Title IV of ERISA on which could reasonably be anticipated to result in any claims being made against Buyer by the PBGC. Buyer has not incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 and 4202 of ERISA, to any Employee Benefit Plan which is a multi-employer Plan (as defined in Section 4001 of ERISA), and no event has occurred, and there exists no condition or set of circumstances, which presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any multi-employer Plan which could result in any liability to a multi-employer Plan.


              (b) Full payment has been made of all amounts which Buyer is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which Buyer is a party, to have paid as contributions thereto for or with respect to the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. Buyer has made adequate provisions for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. All payments and contributions to any such Employment Benefit Plans have been finally determined and paid for the period ended December 31, 1995. No contributions have been made nor are any contributions contemplated to be made to any Employee Benefit Plan for the period subsequent to December 31, 1995.

              (c) To Buyer's Knowledge, each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and nothing has occurred since the date of the last such determination which resulted or is likely to result in the revocation of such determination.
              (d) No reportable event (as defined in Section 4043 of ERISA) for which the 30-day notice requirement has not been waived by the PBGC has occurred with respect to any Employee Benefit Plan, and Buyer has not engaged in any transaction with respect to any Employee Benefit Plan which would subject it to a tax, penalty or liability for prohibited transactions under ERISA or the Code, nor have any of its directors, officers or employees, to the extent they or any of them are fiduciaries with respect to such plans, materially breached any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA or which would result in any claim being made under or by or on behalf of any such plans by any party with standing to make such claim.

     7.11.      COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL
                AUTHORIZATIONS.

              (a) Except for violations, events, circumstances and proceedings which would not have a material adverse effect on the business, assets, operations, or financial condition taken as a whole of Buyer:

                      (i) Buyer is in compliance with each Legal Requirement that is applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                      (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Buyer of, or a failure on the part of Buyer to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of Buyer to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

              (b) Buyer has not within the past two years received any notice or other communication, whether oral or written, from any Governmental Body or any other Person regarding
                      (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or
                      (B) any actual, alleged, possible, or potential obligation on the part of Buyer to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

     7.12.      LEGAL PROCEEDINGS; ORDERS.

              (a) There is no pending Proceeding that has been commenced by or against Buyer or that otherwise relates to or may materially affect the business of, or any of the assets owned or used by, Buyer; or that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been threatened except for a letter with respect to NoSalt which demands a change in advertising of Buyer's Cardia(TM) Salt Alternative.

              (b) Buyer is not subject to any Order that relates to the business of, or any of the assets owned or used by, Buyer; and no officer, director, agent, or employee of Buyer is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of Buyer.

         7.13. ABSENCE OF CERTAIN CHANGES AND EVENTS. Since the date of the most recent Buyer's Report, Buyer has conducted its businesses only in the Ordinary Course of Business, and there has not been any:

              (a) material change in Buyer's authorized or issued capital, interests, or the grant of any right to purchase any interest in Buyer; issuance of any security convertible into such capital, income or distribution interest; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Buyer of any such interests; or any undertaking or payment of any distribution or payment in respect of such interests;

              (b)     amendment to the Organizational Documents of Buyer;

              (c) change in the amount of any bonuses, salaries, or other compensation to any partner or any holder of an income or distribution interest, or any affiliate thereof or any consultant or employee of Buyer or any partner or affiliate thereof, or entry into any employment severance. or similar Contract with any such Person;

              (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees or consultants of Buyer;

              (e) any other material modification in the operations, method of operations, expenditures, or timing of expenditures;

              (f) damage to or destruction or loss of any asset or property of Buyer, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of Buyer, taken as a whole;

              (g) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to Buyer of at least $50,000;

              (h) sale, lease, or other disposition of any asset or property of Buyer or mortgage. pledge, or imposition of any lien or other encumbrance on any material asset or property of Buyer including the sale, lease or other disposition of Buyer's Intellectual Property;

              (i) cancellation or waiver of any claim or rights with a value to Buyer in excess of $50,000;

              (j)     material change in the accounting methods used by Buyer;
                      and

              (k) agreement, whether oral or written, by Buyer to do any of the foregoing;

     7.14.        CONTRACTS; NO DEFAULTS.

              (a)     Each Contract to which Buyer is obligated is to Buyer's

                      Knowledge in full force and effect and is valid and enforceable in accordance with its terms.

              (b) Buyer is in full compliance with all material terms and requirements of each material Contract under which Buyer has or had any obligation or liability or by which Buyer or any of the assets owned or used by Buyer is or was bound;

              (c) Each other Person that has or had any obligation or liability under any Contract under which Buyer has or had any rights is in material compliance with all applicable terms and requirements of such Contract;

              (d) To Buyer's Knowledge no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give buyer or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract to which Buyer is a party; and

              (e) Buyer has not given to or received from any other Person, at any time since January 1, 1997, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

              (f) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Buyer under current or completed Contracts with any Person and no such Person has made written or oral demand for such renegotiation.

     7.15.        INSURANCE.

              (a) All policies to which Buyer is a party or that provide coverage to Buyer;

                      (i) are to Buyer's Knowledge valid, outstanding, and enforceable;

                      (ii) are to Buyer's Knowledge issued by an insurer that is financially sound and reputable;

                      (iii) to Buyer's Knowledge taken together, provide adequate insurance coverage for the assets and the operations of Buyer for all risks to which Buyer is normally exposed;


                      (iv) are sufficient for compliance with all Legal Requirements and Contracts to which Buyer is a party or by which it is bound;

                      (v) will continue in full force and effect following the consummation of the Contemplated Transactions; and

                      (vi) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of Buyer.

              (b) Buyer has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which it is a party or that provides coverage to Buyer or any partner or any officer or director of any partner of Buyer.

              (c) Buyer has given notice to the insurer of all claims that may be insured thereby.

              (d) Buyer has paid all premium due, and has otherwise performed all of its obligations, under each policy to which it is a party or that provides coverage to Buyer.

     7.16.        ENVIRONMENTAL MATTERS.

              (a) To Buyer's Knowledge, Buyer is in material compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Buyer has no basis to expect nor has Buyer or any other Person for whose conduct Buyer is or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Buyer has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Buyer or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported. treated, stored, handled, transferred, disposed, recycled, or received.


              (b) There are no pending or, to the Knowledge of Buyer, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, persona, or mixed) in which Buyer has or had an interest.

              (c) Buyer has no basis to expect any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Buyer has an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

              (d) Neither Buyer nor any other Person for whose conduct they are or to Buyer's Knowledge may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or, with respect to any other properties and assets (whether real, persona, or mixed) in which Buyer (or any predecessor to any of them), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

              (e) To Buyer's Knowledge there are no Hazardous Materials present on or in the Environment at Buyer's facilities ("Facilites") or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of such facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither Buyer nor any other Person for whose conduct it is or may be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real. personal, or mixed) in which Buyer has or had an interest.

              (f) There has been no Release or, to the Knowledge of Buyer, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Buyer has or had an interest, or any geologically or hydrologically adjoining property, whether by Buyer or any other Person.

     7.17.        EMPLOYEES. [omitted]

     7.18. LABOR RELATIONS; COMPLIANCE. Buyer is not a party to any collective bargaining or other labor Contract. There is not presently pending or existing, and there is not threatened,
                  (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting Buyer relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting Buyer or its premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Buyer and no such action is contemplated by Buyer. Buyer has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Buyer is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to c(imply with any of the foregoing Legal Requirements.

     7.19.        INTELLECTUAL PROPERTY.

              (a) Intellectual Property Assets. The term 'Intellectual Property Assets" includes:

                      (i) the name "AMBI", all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications of AMBI (collectively, "Marks"');


                      (ii) all patents, patent applications, and inventions and discoveries that may be patentable owned by Buyer (collectively, "Patents");

                      (iii) all copyrights in both published works and unpublished works (collectively
                               "Copyrights") owned by Buyer; and

                      (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets") owned by Buyer.

              (b) Agreements. There are no outstanding and, to Buyer's Knowledge, no Threatened disputes or disagreements with respect to any Contracts relating to the Intellectual Property Assets to which Buyer is a party or by which Buyer is bound.

              (c)     Know-How Necessary for the Business.

                      (i) The Intellectual Property Assets are all those necessary for the operation of the Buyer businesses as they are currently conducted. Except for Intellectual Property assets which are licensed to Buyer, Buyer is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a third party all of the Intellectual Property Assets. Security interests which Buyer grants to its lender at the Closing do not constitute an Encumbrance within the meaning of this Section 7.19.

              (d)     Patents.

                      (i) Buyer is the owner of all right, title, and interest in and to each of the Patents, free and clear of all Encumbrances.

                      (ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                      (iii) No Patent is involved in any interference, reissue, reexamination, or opposition proceeding. To Buyer's Knowledge, there is no potentially interfering patent or patent application of any third party.

                      (iv) To Buyer's Knowledge, no Patent is infringed or is being challenged or, to Sellers' Knowledge, threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by Buyer infringes or, to Buyer's Knowledge, is alleged to infringe on any patent or other proprietary right of any other Person.

              (e)     Trademarks.

                      (i) Buyer is the owner of all right, title, and interest in and to each of the Marks, free and clear of all Encumbrances, except that Buyer may transfer the trademark "Cardia" to Oriola in exchange for an exclusive license of such Mark.

                      (ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                      (iii) To Buyer's Knowledge, no Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Sellers' Knowledge, no
                               such action is Threatened with the respect to any of the Marks.

                      (iv) To Buyer's Knowledge, there is no potentially interfering trademark or trademark application of any third party.

                      (v) To Buyer's knowledge, no Mark is infringed or has been challenged or, to Sellers' Knowledge, threatened in any way. None of the Marks used by Buyer infringes or, to Buyer's Knowledge, is alleged to infringe any trade name, trademark, or service mark of any third party.


                      (vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

              (f)     Copyrights.

                      (i) Buyer is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                      (ii) All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

                      (iii) To Buyer's Knowledge, no Copyright is infringed or has been challenged or, to Buyer's Knowledge, threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

                      (iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

              (g)     Trade Secrets.

                      (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

                      (ii) Buyer has taken all reasonable precautions to protect the secrecy, confidentiality, and value of Buyer's Trade Secrets.

                      (iii) Buyer has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Buyer's Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person, or to the detriment of Buyer. No Trade Secret is subject to any adverse claim or has been challenged or, to Buyer's Knowledge, threatened in any way.

     7.20. CERTAIN PAYMENTS. Since January 1, 1996, neither Buyer or to Buyer's Knowledge any partner, agent, or employee of Buyer, or any other Person associated with or acting for or on behalf of Buyer, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Buyer or any Affiliate of Buyer, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of Buyer.

     7.21. DISCLOSURE. No Buyer Report omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

     7.22. INVESTMENT INTENT. Buyer is acquiring the partnership interests of N21 and the shares of capital stock of Selene and JBE for its own account and not with a view to their distribution within the meaning of Section 2(l1) of the Securities Act.

     7.23. BROKERS OR FINDERS. Except for a fee in respect of financing for the Contemplated Transactions, Buyer and its officers and agents have not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such obligation, liability or payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

     7.24. REGISTERED SECURITIES; REPORTING COMPANY. A number of one or more classes of Buyer's securities have been registered pursuant to the Securities Act, and are currently traded on the NASDAQ National Market System. Buyer has filed all documents required to be filed by it pursuant to the Securities Act. No documents filed by Buyer pursuant to the Securities Act contained, as of its date, any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Buyer is also subject to the reporting requirements of the Securities Exchange Act of 1934. As of the date hereof, all reports required to be filed by Buyer pursuant to the Securities Exchange Act of 1934 have been filed, and no such reports contained, as of its date, a misstatement of a material fact or any omission to state any material fact necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading.

8.   COVENANTS OF SELLERS AND ACQUIRED COMPANIES PRIOR TO CLOSING DATE

         8.1. ACCESS AND INVESTIGATION. Between the date of the Letter and the Closing Date, N21 will, and will cause each Acquired Company and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to each Acquired Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may request.

         8.2. OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES. Between the date of the Letter and the Closing Date, Sellers will, and will cause each Acquired Company to:

                  (a) conduct the business of such Acquired Company only in the Ordinary Course of Business;

                  (b) use their Best Efforts to preserve intact the current business organization of such

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

                           Acquired Company, keep available the services of the current officers, employees, and agents of such Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company;

                  (c) confer with Buyer concerning operational matters of a material nature; and

                  (d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of such Acquired Company.

         8.3. NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, between the date of the Letter and the Closing

                  Date, Sellers will not, and will cause each Acquired Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.15 is likely to occur.

         8.4. REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, Sellers will, and will cause each Acquired Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the contemplated transactions, and (b) cooperate with Buyer in obtaining all consents identified by Buyer pursuant to Section 7.2 provided this requirement will not require N21 to dispose of or make any material change in any portion of its business or incur any additional burden not otherwise required herein.

         8.5. NOTIFICATION. Between the date of this Agreement and the Closing Date, each Seller will promptly notify Buyer in writing if such Seller or any Acquired Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers' representations and warranties as of the date of this Agreement, or if such Seller or any Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this Section 8 or of the occurrence of any event that may make the satisfaction of the conditions in Section 8 impossible or unlikely.

         8.6. PAYMENT OF INDEBTEDNESS BY RELATED PERSONS. Sellers will cause all indebtedness owed to an Acquired Company by any Seller or any Related Person of any Seller to be paid in full prior to Closing.

         8.7. BEST EFFORTS. Between the date of this Agreement and the Closing Date, Sellers will use their Best Efforts to cause the conditions in Sections 10 and 11 to be satisfied.

         8.8. NO SOLICITATIONS OR NEGOTIATIONS. Neither N21 or any Seller nor any of N21's


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

                  employees, representatives or agents will, directly or indirectly, solicit or participate in discussions or negotiations with, any third party concerning the sale of all or any substantial portion of the assets of or any equity interest in N 21, or offer for sale or sell all or any substantial portion of the assets of or equity interest in N 21 to any other party, or give to any other party access to any confidential information regarding N 21.

9.       COVENANTS OF BUYER PRIOR TO CLOSING DATE

         9.1. APPROVALS OF GOVERNMENTAL BODIES. As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions (including all filings under the HSR
                  Act). Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, (a) cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Sellers in obtaining all consents required pursuant to Section 3.2; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

         9.2. NOTICE TO SELLERS. Buyer shall notify Boynton of any information of which it becomes aware prior to Closing which constitutes, or is likely to constitute, the Breach of a representation, warranty or covenant of any Seller (a "Preclosing Situation"). Notwithstanding the foregoing, and whether or not Buyer gives such notice, Seller's liabilities in respect of Preclosing Situations shall not be limited or reduced by Buyer's awareness or actual knowledge thereof or by reason of Buyer's failure to comply with the provisions of this Section.

         9.3. NOTIFICATION. Between the date of this Agreement and the Closing Date, Buyer will promptly notify Sellers and N21 in writing if Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any of Buyer's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Buyer's

                  Disclosure Letter if the Buyer's Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Buyer will promptly deliver to Sellers and N21 a supplement to the Buyer's Disclosure Letter specifying such change. During the same period, Buyer will promptly notify Sellers and N21 of the occurrence of any Breach of any covenant of Buyer in this Section 9 or of the occurrence of any event that may make the satisfaction of the conditions in
                  Section 9 impossible or unlikely.

         9.4. BEST EFFORTS. Except as set forth in the provision to Section 9.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 10 and 11 to be satisfied.

10. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE. Buyer's obligation to purchase the partnership interests of N21 and the shares of capital stock of Selene and JBE and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

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         10.1.    ACCURACY OF REPRESENTATIONS.

                  (a) All of Sellers' and the Acquired Companies' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

                  (b) Without limiting the generality of the foregoing, Buyer shall not be obligated to purchase any interests referred to in Section 2.1 unless all interests referred to in such Section are tendered to it hereunder on the Closing Date.

         10.2.    SELLERS' PERFORMANCE.

                  (a) All of the covenants and obligations that Sellers or the Acquired Companies are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.


                  (b)      Each document required to be delivered pursuant to
                           Section 2.4 must have been delivered, and each of the other covenants and obligations in Section 8 must have been performed and complied with in all respects.

         10.3. CONSENTS. Each of the Consents required pursuant to Section 3.2, and each Consent required pursuant to Section 4.2, must have been obtained and must be in full force and effect.

         10.4. ADDITIONAL DOCUMENTS. Each of the following documents must have been delivered to Buyer:

                  (a) an opinion of Luce, Forward, Hamilton & Scripps LLP, dated the Closing Date. including their opinion as to the matters listed in Exhibit 10.4(a);

                  (b) an opinion of counsel for JBE and Selene, dated the Closing Date including such counsel's opinion as to the matters listed in Exhibit 10.4(b); and

                  (c) such other documents as Buyer may request for the purpose of (i) enabling its counsel to provide the opinion referred to in Section 11.4(a), (ii) evidencing the accuracy of any of Sellers' and the Acquired Companies' representations and warranties,
                           (iii) evidencing the performance by any Seller or any Acquired Company of, or the compliance by any Seller or any Acquired Company with, any covenant or obligation required to be performed or complied with by such Seller or Acquired Company, (iv) evidencing the satisfaction of any condition referred to in this
                           Section 10 or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

         10.5. NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or
                  (b) that may have the effect of preventing. delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

         10.6. NO CLAIM REGARDING PARTNERSHIP OR STOCK OWNERSHIP OR SALE PROCEEDS. There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any partnership interest or stock of. or any other voting, equity, profits, income distribution or ownership interest in, any of the Acquired Companies, or (b) is entitled to all or any portion of the Purchase Price payable for the interests to be transferred hereunder.

         10.7. NO PROHIBITION. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under,
                  (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

         10.8. AUDIT OF N21. Prior to the Closing Date, KPMG shall have advised Buyer that KPMG has had access to books and records sufficient within 75 days after the Closing to prepare an audit of N21 for the three years ended December 31, 1996.

         10.9. NO ADVERSE CHANGE. Since the date of this Agreement there shall not have occurred any material adverse change in the condition (financial or otherwise), business, properties, assets or prospects of N21.

         10.10. FAIRNESS OPINION. Buyer shall have received the opinion of Adams, Harkness & Hill that the Contemplated Transactions are fair to the shareholders of Buyer from a financial point of view.

11. CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE. Sellers' obligation to sell the partnership interests and shares of capital stock in Selene and JBE and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

         11.1. ACCURACY OF REPRESENTATIONS. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, giving effect to Buyer's Disclosure Letter and any certificate of Buyer delivered to Sellers at Closing, without giving effect to any supplements thereto.

         11.2.    BUYER'S PERFORMANCE.

                  (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

                  (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2 and each of the other covenants and obligations in
                           Section 9 must
                           have been compiled with in all respects.

         11.3.    CONSENTS.   Each of the Consents required pursuant to Section
                  3.2 must have been obtained and must be in full force and effect.

         11.4. ADDITIONAL DOCUMENTS. Buyer must have caused the following documents to be delivered to Sellers:

                  (a) an opinion of Oscar D. Folger, Esq., dated the Closing Date, including their opinion as to the matters listed in Exhibit 11.4(a); and

                  (b) such other documents as Sellers may request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 10.4(a), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iv) evidencing the satisfaction of any condition referred to in this
                           Section 11, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

12.      TERMINATION

         12.1. TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

                  (a) by either Buyer or any Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

                  (b) by Buyer if any of the conditions in Section 10 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by any Seller, if any of the conditions in Section 11 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not unanimously waived such condition on or before the Closing Date;

                  (c)      by mutual consent of Buyer and Sellers; or

                  (d) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before ______, 1997, or such later date as the parties may agree upon in writing.

         12.2. EFFECT OF TERMINATION. Each party's right of termination under Section 12.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 12.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 14.1 and
                  14.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party

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

                  or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

13.      INDEMNIFICATION; REMEDIES; RIGHT TO INDEMNIFICATION NOT AFFECTED BY
         KNOWLEDGE.

         13.1. SURVIVAL. All representations and warranties of Boynton, Bie, the Individual Limited Partners and Buyer in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the closing documents of each party delivered pursuant to Section 2.4, and any other certificate, document or covenant delivered pursuant to this Agreement will survive the Closing for the period set forth elsewhere in this Section 13. All covenants and obligations by such parties shall survive the Closing indefinitely. Such representations, warranties, covenants and obligations of N21, Selene and JBE shall not survive the Closing, provided that Boynton shall continue after the Closing to be responsible for representations made jointly and severally with N21. The representations and warranties contained in this Agreement shall not be affected or deemed waived by reason of the fact that the beneficiary of such representations or warranties and/or its Representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect. Notwithstanding anything set forth in this Agreement, all representations and warranties and covenants applicable to tax matters shall survive the closing and extend until the expiration of the appropriate statute of limitations for taxes (including any extension thereof) even if other indemnities survive for more limited periods.

         13.2.    INDEMNIFICATION AND PAYMENT OF DAMAGES BY CERTAIN SELLERS.

                  (a) Boynton as to Selene and N21, Bie as to JBE and each other Seller as to himself will indemnify and hold harmless Buyer, the Acquired Companies, and their respective Representatives, stockholders, controlling persons, counsel, and affiliates, including the Acquired Companies after the Closing, (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys'
                           fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                           (i) any Breach of any representation or warranty made by N21, or any Seller in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by any Seller pursuant to this Agreement or in connection with the Contemplated Transactions.

                           (ii) any Breach by N21 or any Seller of any covenant or obligation of N21 or any Seller in this Agreement;

                           (iii) any product shipped or manufactured by, or any services provided by, any Acquired Company prior to the Closing Date;

                           (iv) the amount of any and all receivables of N21 which are not collected in accordance with the provisions contained in Section 3.7, provided Buyer has used reasonable efforts (not including litigation) to collect such receivables; or

                           (v) any Breach of any representations or warranty made by the Acquired Companies or any Seller with regard to any tax liability as disclosed in Section 3.10, or the amount of any tax liability, interest and penalties imposed on the Acquired Companies for any taxable period including any liabilities that result from the Acquired Companies being partners in N21 up to the Closing Date.

                  (b) The remedies provided in this Section 13.2, as well as Buyer's other rights under this Agreement, may be asserted as a set off against obligations otherwise due by Buyer to Sellers, and are not exclusive of and do not limit any other remedies that may be available to Buyer or the other Indemnified Persons. The Acquired Companies shall be included as Indemnified Persons under this Section only after the Closing.

         13.3.    INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER.

                  (a) Buyer will indemnify and hold harmless Boynton, Bie, and the Individual Limited Partners, and will pay to Boynton, Bie, and the Individual Limited Partners the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement, any certificate of Buyer's delivered to Boynton, Bie, and the Individual Limited Partners at the Closing, and any supplements thereto, or in any other certificate or covenant delivered by Buyer pursuant to this Agreement or in connection with the Contemplated Transactions, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, (c) any product shipped or manufactured by Buyer, or any services provided by Buyer, after the Closing Date or (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transaction.

                  (b) The remedies provided in this Section 13.3 may be asserted as a set off against obligations due from Sellers to Buyer and are not exclusive of or limit any other remedies that may be available to Sellers or the other Indemnified Persons. In the event that the Closing does not occur for any reason, the Buyer shall not have any liability pursuant to this Section 13.3.

         13.4.    TIME LIMITATIONS.

                  (a) If the Closing occurs, Boynton, Bie, and the Individual Limited Partners will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3, 3.10, 3.11, 3.13, and 3.19, unless on or before the first (1st) anniversary of the Closing Date Buyer notifies Boynton of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. A claim with respect to Sections 3.3, 3.10, 3.11, 3.13, or 3.19, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time prior to the later to occur of: (1) the last payment becoming due to

                           Boynton, Bie and the Individual Limited Partners from Buyer under any of the Royalties or Contingent Future Payments; or (2) the expiration of the applicable statute of limitations.

                  (b) If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the first (1st) anniversary of the Closing Date Boynton notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Boynton.

         13.5.    PROCEDURE FOR INDEMNIFICATION--NON THIRD-PARTY PARTY CLAIMS.

                  (a)      Notice of Claims.

                           (i) If an indemnified party becomes aware of facts or circumstances establishing a claim ("Claim") that an indemnified party has experienced or incurred Damages or may experience or incur Damages which will give rise to a right of set-off or indemnification under this Section 13, then such indemnified party shall give written notice to the indemnifying party of such Claim ("Indemnification Notice") as soon as reasonably practicable but in no event more than thirty (30) days after the indemnified party has actual knowledge of such facts or circumstances (provided that failure to give an Indemnification Notice shall not limit the indemnifying party's indemnification obligation hereunder except to the extent that the delay in giving, or failure to give, the Indemnification Notice adversely affects the indemnifying party's ability to defend against a Claim).

                           (ii) To the extent reasonably practicable, the Indemnification Notice will describe the nature, basis and amount of the Claim and include any relevant supporting documentation. If the Indemnifying Party does not object within thirty (30) days after receipt of the Indemnification Notice to the propriety of (i) the Claim described on the Indemnification Notice as being subject to set-off or indemnification pursuant to Sections 13.2, 13.3, and (or)
                                    13.5 and (ii) the amount of Damages
                                    specified in the Indemnification Notice, the Claim described in the Indemnification Notice shall be deemed to be final and binding upon the Indemnifying Party (hereinafter, "Permitted Indemnification
                                    Claim").

                           (iii) Any undisputed set-off or Claim described in the Indemnification Notice shall be deemed to be final and binding upon the Indemnifying Party and shall constitute a Permitted Indemnification Claim. If the Indemnifying Party contests the propriety of a set-off or Claim described in the Indemnification Notice and/or the amount of Damages alleged to be associated with such Claim then the Indemnifying Party shall deliver to the Indemnitee an Indemnification Objection Notice detailing all specific objections the Indemnitee has with respect to the Claim described in the Indemnification Notice.

                           (iv) If the Indemnifying Party and the Indemnitee are unable to resolve the dispute issues concerning the set-off or Claim within twenty (20) business days after the date the

                                    Indemnifying Party received the
                                    Indemnification Objection Notice, the
                                    disputed issue shall be settled by
                                    arbitration in San Diego, California, as determined by the three arbitrators in accordance with the commercial rules of the American Arbitration Association and the procedures set forth below.

                  (b)      Settlement of Claims.

                           (i) If any disputed issues ultimately are resolved by an arbitrator pursuant to this
                                    Section 13, and if the arbitrator's
                                    determination of the disputed issues results in all or any portion of a Claim properly being subject to set-off or indemnification pursuant to this Section 13, (i) such Claim or portion thereof shall be final and binding upon the Indemnifying Party and shall constitute a Permitted Indemnification Claim, and (ii) the Indemnifying Party shall pay to the Indemnitee the entire amount of all Damages associated with any Permitted Indemnification Claim within ten (10) days after such Claim is determined to be a Permitted Indemnification Claim pursuant hereto, together with interest accruing at 10% per annum from the date of such determination.

                           (ii) If, however, disputed issues ultimately are resolved by the arbitrator and (x) the arbitrator determines that the Claim is not properly subject to set-off or indemnification and (y) Buyer has withheld any payment otherwise due hereunder, then Buyer immediately shall pay to Boynton, Bie, and the Individual Limited Partners such amount improperly withheld, together with interest accruing at 10% per annum.

                           (iii) Boynton, Bie, and the Individual Limited Partners acknowledge and agree that the right to receive the payments improperly withheld plus accrued interest as described herein shall be their exclusive remedy with respect thereto.


         13.6.    PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS.

                  (a) Promptly after receipt by an indemnified party under this Section 13, of notice of the commencement of any Proceeding against it, such indemnified party will, if a Claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such Claim, provided the failure to give an Indemnification Notice to the indemnifying party will not relieve the indemnifying party of any liability, except to the extent that the indemnifying party's delay in giving or failure to give, an Indemnification Notice materially adversely affecting the indemnified party's ability to defend against a Claim is prejudiced by the indemnifying party's failure to give such notice.

                  (b) If any Proceeding referred to in Section (a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 13 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation.

                  (c) If the indemnifying party assumes the defense of a Proceeding, no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A)

                           there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any claims that claims that may be made against the indemnified party, and
                           (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent.

                  (d) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right at the indemnifying party's expense to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                  (e) After final resolution of the Proceeding, the indemnifying party and the indemnified party shall satisfy any Claims resulting from the Proceeding in accordance with the other provisions of this Section 13.

         13.7.    RESOLUTION OF DISPUTED CLAIMS.

                  (a) In the event of a disputed Claim, each of (i) the indemnified party and (ii) the indemnifying party shall appoint one arbitrator, and the two arbitrators so appointed shall then together appoint a third arbitrator ("neutral arbitrator") from a list of persons supplied by the American Arbitration Association in San Diego.

                  (b) If one party shall fail to appoint the arbitrator to be appointed by it within 14 days of the end of the 20-day period provided for in Section 13.6 above, the arbitrator appointed by the other party shall select from a list of persons supplied by the American Arbitration Association a person who shall serve as the single neutral arbitrator for purposes of the arbitration.

                  (c) If each party shall have appointed one arbitrator; but such designees cannot agree on the person to act as the neutral arbitrator within a period of 14 days after the appointment of the second arbitrator, then either party may apply to the American Arbitration

                           Association in San Diego which shall appoint a neutral arbitrator. As used hereafter the term "arbitrator" shall include the singular and the plural as applicable.

                  (d) The arbitrator shall conduct the arbitration with all reasonable dispatch in accordance with the commercial rules of the American Arbitration Association, provided, however, that the parties to such arbitration shall take such action and execute such instruments as shall be necessary to cause the California Rules of Civil Procedure pertaining to pre-trial discovery to be applicable in respect of such proceeding. The arbitrator shall render a written award (the "Award") which shall be delivered to the indemnified party and the indemnifying party; provided, however, in no event may the Award include punitive damages. An Award hereunder may be used as a basis for the entry of judgment in any jurisdiction. In the event the parties have submitted a Claim for anticipated Damages to arbitration under this Section 13, then the arbitrator may, in its sole discretion, postpone resolution of the Claim until the time which it has determined, in its sole discretion, to be the time when such anticipated Damages shall have occurred or passed has been reached.

                  (e) Prior to making the Award, the arbitrator shall direct the indemnified party and the indemnifying party to submit statements describing any element of Damages or anticipated Damages as to which indemnification is claimed hereunder that is attributable to attorneys' fees, disbursements, and any similar costs incident to such Damages or anticipated Damages, supported by affidavits showing that such costs actually have been or are likely to be incurred, and all such attorneys' fees, disbursements and other costs shall be apportioned as determined by the arbitrator. All fees of the arbitrator and administrative expenses of the American Arbitration Association shall be treated as costs for purposes of this Article. As a part of each Award made pursuant to this Agreement, the arbitrator shall allow interest thereon (other than on the portion of the Award representing attorneys' fees, disbursements and costs) from the date of the Damages or the date the anticipated Damages becomes Damages to the date of payment at the rate of 8% per annum.


                  (f) The Award shall be a conclusive determination of the matter and shall be binding upon the indemnified party and the indemnifying party, and shall not be contested by any of them. In the event that the arbitrator shall determine that the indemnified party shall be entitled to any indemnification by reason of its claim for attorneys' fees or interest as above provided (a "Fee Award"), an executed copy of the Fee Award setting forth the amount of the indemnification shall be delivered to the indemnifying party. When the time for filing an application for correction of the Fee Award or filing a petition to vacate or correct the Fee Award has passed (or immediately if such rights are waived by the parties before or after the Fee Award) then the indemnifying party shall be liable for the payment of such claim. The Fee Award shall be satisfied in the same manner as an undisputed claim and the indemnifying party shall be directed to mail to the arbitrator its check in payment of the arbitrator's fee to the extent of funds available. The indemnified party shall pay any balance of such fee and such payment by the indemnified party shall be deemed Damages, which shall be due and payable as an Award in favor of the indemnified party which shall be satisfied and paid as herein provided.

         13.8. SCOPE OF INDEMNIFICATION, LIABILITIES AND OBLIGATIONS. Notwithstanding anything herein to the contrary:

              (a)     the liabilities and obligations of each Seller under this
                      Section 13 shall be limited to such Seller's share of the Purchase Price and shall be limited as to claims asserted pursuant to a Notice of Claim made by Buyer within the time limitations set forth in this Section; and

              (b)     the liabilities and obligations of Buyer under this
                      Section 13 shall be limited to claims asserted pursuant to a Notice of Claim made by Sellers within the time limitations set forth in this Section.

         13.9.    SPECIAL PROCEDURE FOR TAX CLAIMS.

                  (a) The Buyer will promptly notify the Sellers in writing upon receipt by the Buyer of notice of any pending or threatened Tax audits of, or assessments against, the Acquired Companies for taxable periods of the Acquired Companies ending on or prior to the Closing

                           Date, or which may affect the Determination of Taxes for which Sellers indemnify the Buyer. The Sellers shall promptly notify the Buyer in writing upon receipt by the Sellers of notice of any pending or threatened Tax audits of, or assessments against, the Sellers for all taxable periods of the Acquired Companies ending on or prior to the Closing Date, or which may affect the Determination of Taxes for which Sellers indemnify the Buyer.

                  (b) The Buyer shall have the right, at its own expense, to control any audit or determination by any authority, initiate any claim for refund or amended return, and contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes for any taxable period, provided, however, that the Buyer shall (i) consult with the affected Sellers with respect to the resolution of any issues that would affect such Sellers in that or any other taxable year, and (ii) not settle any such issue, or file any amended return relating to such issue, without the consent of the Sellers, which consent shall not unreasonably be withheld. Where consent to a settlement is withheld by the Sellers pursuant to clause (iii) of the preceding sentence, the Buyer may continue or initiate any further proceedings at its own expense, provided, that the liability of the Sellers, after giving effect to this Agreement, shall not exceed the liability that would have resulted from the settlement or amended return.

                  (c) The Buyer and Sellers shall furnish or cause to be furnished to each other at a reasonable times upon request as promptly as practicable such information (including access to personnel and books and records pertinent solely to the Acquired companies) and assistance relating to the Acquired Companies as is reasonably necessary for the preparation, review, audit and filing of any Tax Return, the preparation for any Tax audit or the defense of any assessment or other similar claim, provided, that access shall be limited to those items pertaining solely to the Acquired Companies. The Sellers shall transfer to the Buyer all books and records of the Acquired Companies within thirty business days of a request therefore. The party retaining information to which this paragraph applies shall not dispose of such information until two months after the expiration of the applicable statute of limitations (including any extensions thereof); provided, however, that written notice of the intended disposal of such information shall be made to the other party at least one month prior to disposing of such information. The party retaining the information shall not dispose of such information without consent of the other party or shall transfer such information to the other party at the expense of the party to whom the information is transferred.

14.      GENERAL PROVISIONS

         14.1. EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this

                  Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

         14.2. PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Sellers shall, and shall cause the Acquired Companies to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person Prior to the Closing, Buyer will provide Sellers advance copies of any press release for their advice and comment. Sellers and Buyer will consult with each other concerning the means by which the Acquired Companies' employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Buyer will have the right to control any such communication.

         14.3.    CONFIDENTIALITY.

                  (a) The terms of this Agreement, as well as any information regarding Buyer or the Acquired Companies, including the proposed acquisitions by Buyer relative to the Acquired Companies, in any form, of trade secrets, formulas, processes, know-how, data, laboratory test data or results, clinical trial data or results, designs, drawings, costs, efficiency rates, price lists, financial information, and any information regarding or relating to other parties with whom Buyer or any of the Acquired Companies may have agreements or other business relations, is deemed "Confidential Information."


                  (b) With regard to Confidential Information (oral or written or both), the parties agree, unless Buyer and Boynton agree otherwise or unless otherwise required by law or by legal process:

                           (i) that such Confidential Information shall not be disclosed or used in any manner;

                           (ii) not to use the Confidential Information except for the sole purpose of' evaluating said information in connection with the Contemplated Transactions;

                           (iii) to treat all Confidential Information with the utmost level of security and to not disclose or exploit it in any form, directly or indirectly, partially or completely, commercially or otherwise;

                           (iv) to cause all parties to whom it is deemed necessary to disclose Confidential Information to fulfill the business purpose of this Agreement, to execute an agreement approved by all parties and containing corresponding confidential obligations;

                           (v) to not disclose the Confidential Information to others.

         14.4. NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth herein and with copies sent to the addresses and facsimile number set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

                           Sellers:

                           Herbert and Donna Boynton
                           6266 Camino de la Costa
                           La Jolla California 92037

                           Attention: Mr. Herbert Boynton
                           Facsimile No.:(619) 488-7316

                           Seller's Counsel:

                           Luce, Forward, Hamilton & Scripps LLP
                           West Broadway, Suite 2600
                           San Diego, California 92101
                           Attention: Phillip L. Jelsma
                           Facsimile No.: (619) 232-8311

                           Buyer:
                           AMBI Inc.
                           771 Old Saw Mill River Road
                           Tarrytown, New York 10591
                           Attention: Fredric D. Price and Benjamin T. Sporn Facsimile No.: (914)-347-6370

                           Buyer's Counsel:

                           Oscar D. Folger
                           521 5th Avenue, 24th floor
                           New York, New York 10175
                           Facsimile No.: 212-697-7833

         14.5. JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties only in the courts of the State of California, County of San Diego, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

         14.6. FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         14.7. WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other fight, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action \without notice or demand as provided in this Agreement or the documents referred to in this Agreement

         14.8. ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter, including the Letter, and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         14.9. ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer or to State Street Bank and Trust Company. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement (including, without limitation, any employee of N21) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         14.10. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         14.11. SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         14.12. TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         14.13. GOVERNING LAW. This Agreement will be governed by the laws of the State of' California without regard to conflicts of laws principles.

         14.14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

AMBI INC., a New York corporation         NUTRITION 21, a California Limited
                                          Partnership
                                          By: Selene Systems, Inc. - General
                                              partner

By:                                       By:
Fredric D. Price, President and CEO       Herbert Boynton,
Date:                                     President and CEO
                                          Date:


-----------------------------             -------------------------------
Herbert Boynton, individually             James Bie, individually and as
                                          Trustee of the Bie
                                          Family Trust


---------------------                     -----------------------
Donna Boynton, individually               Victoria Bie, individually

SELENE SYSTEMS, INC., a California        J. BIE ENTERPRISES, INC., a California
corporation                               corporation
By:



By:________________________               By:  ______________________
Herbert Boynton, President                James E. Bie
Limited Partners
(in addition to J. Bie Enterprises, Inc.):

     The Barnhart Family Trust


     By _______________________
        Alice Barnhart


   ------------------------
   Diana B. Chubbic


   ------------------------
   Joel Cornish



   ------------------------
   Patty Jo Cornish


   -------------------------
   Melissa Cunningham


   -------------------------
   Stephanie Dutton


   -------------------------
   Mary Erwin

   -------------------------
   April Johnson


   -------------------------
   Howden F. King


   --------------------------
   Angelique Mambelli


   The Morris Family Trust


   By __________________________
   Scot A. Morris


   ---------------------------
   Patricia P. Ortlieb


   The L.N.R. Family Trust

   By ___________________________
         Laurence Rivkin, MD


   ----------------------------

   Brett Smithers


   ----------------------------
   Al Smithson


   ----------------------------
   Hayley Wade



   The Williams Family Trust


   By_____________________